UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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STONE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STONE ENERGY CORPORATION
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, May 21, 2010
To the Stockholders of Stone Energy Corporation:
          The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Stone Energy Corporation (the “Company”) will be held on Friday, May 21, 2010 at 10:00 a.m., local time, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana 70130, for the following purposes:
(1)	To elect ten individuals to the Company’s Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
          Information relevant to these matters is set forth in the accompanying proxy statement.
          The close of business on March 25, 2010 was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.
          You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we ask that you vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or via the Internet. For detailed information regarding voting instructions, please refer to the section entitled “Voting Rights and Solicitation—Voting by Mail, via the Internet or by Telephone” in the accompanying proxy statement.

By Order of the Board of Directors,

Lafayette, Louisiana April 9, 2010	Andrew L. Gates, III Senior Vice President, General Counsel and Secretary
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDERS
MEETING TO BE HELD ON MAY 21, 2010
          This Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2010 Annual Meeting of Stockholders, the 2009 Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 of Stone Energy Corporation are available at http://bnymellon.mobular.net/bnymellon/sgy.

i

STONE ENERGY CORPORATION
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
(337) 237-0410

PROXY STATEMENT

     These proxy materials are furnished to you in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of Stone Energy Corporation (“we”, “our”, “Stone” or the “Company”) for use at the Annual Meeting to be held on Friday, May 21, 2010 at 10:00 a.m., local time, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana 70130, or at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). The Windsor Court Hotel is conveniently located in the heart of the Central Business District in downtown New Orleans and is directly across from Harrah’s Casino within 3 blocks walking distance of the French Quarter, Mississippi River and Warehouse/Arts District; please go to www.windsorcourthotel.com for more information.
     The solicitation of proxies by the Board will be conducted primarily by mail. In addition, officers, directors and employees of Stone may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services. We have retained BNY Mellon Shareowner Services to host Stone’s required cookies-free website for proxy materials for a fee of $8,000, to aid in the distribution of proxy materials, and to provide voting and tabulation services for the Annual Meeting. In addition, we will reimburse brokers, banks, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. The costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders, will be borne by Stone.
     These proxy materials are being mailed to our stockholders on or about April 9, 2010.
PURPOSE OF MEETING
     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.
VOTING RIGHTS AND SOLICITATION
Voting; Revocation
     At the close of business on March 25, 2010, the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting, there were 48,463,202 shares of common stock outstanding, each share of which is entitled to one vote. Common stock is the only class of outstanding securities of Stone entitled to receive notice of and to vote at the Annual Meeting.
     If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the Annual Meeting by:
•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy;

•	timely delivery of a valid, later-dated executed proxy card; or

•	filing an instrument of revocation received by the Secretary of Stone Energy Corporation at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, by 10:00 a.m. on May 14, 2010.

     If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
     In the absence of a revocation, shares represented by the proxies will be voted at the Annual Meeting.
Voting by Mail, via the Internet or by Telephone
     Registered Stockholders. Stockholders whose shares are registered in their own name may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign, date and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, the proxies will be voted FOR each of the nominees of the Board, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and in the discretion of the proxy holders (Richard A. Pattarozzi, David H. Welch and B.J. Duplantis) as to any other matters that may properly come before the Annual Meeting.
     Street Name Holders. If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your proxy materials electronically, you may nevertheless be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage firm for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the prepaid and addressed envelope provided.
Quorum; Required Votes
     The presence at the Annual Meeting of a majority of shares of our common stock issued and outstanding and entitled to vote, present in person or by proxy, is necessary to constitute a quorum. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.
     Under the rules of the New York Stock Exchange, brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters for which brokers do not have discretionary authority to vote even if they do not receive timely instructions from the customer. When a broker does not have any discretion to vote on a particular matter, the customer has not given timely instructions on how the broker should vote the customer’s shares and the broker indicates it does not have authority to vote the customer’s shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For Item II to be voted on at the Annual Meeting, brokers will have discretionary authority in the absence of timely instructions from their customers. Item I is a non-discretionary matter, and brokers will not have discretionary authority on Item I in the absence of timely instructions from their customers.
Recommendations of the Board
     Item I. (Election of Directors). To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of the shares of common stock cast at the Annual Meeting. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on this Item. Broker non-votes will not be taken into account in determining the outcome of this Item.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ITEM I.
     Item II. (Ratification of the Appointment of Independent Registered Public Accounting Firm). Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of the holders of a majority of the votes of the shares of common stock cast on this Item at the Annual Meeting. Abstentions will not affect the outcome of the vote on this Item.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ITEM II.

     The Board recommends that you vote FOR each of the director nominees, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.
Annual Meeting Admission
     If you wish to attend the Annual Meeting in person, you must present a form of personal identification. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.
2009 Annual Report
     The Company’s 2009 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission, is being mailed to all stockholders entitled to vote at the Annual Meeting. The 2009 Annual Report does not constitute a part of the proxy soliciting material.
     A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements and the financial statement schedules, if any, but not including exhibits, is also available at http://bnymellon.mobular.net/bnymellon/sgy and a copy will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to the following:
STONE ENERGY CORPORATION
Attention: Chief Financial Officer
625 E. Kaliste Saloom Road
Lafayette, LA 70508

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDERS
MEETING TO BE HELD ON MAY 21, 2010
     The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2010 Annual Meeting of Stockholders, the 2009 Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 of Stone Energy Corporation are available at http://bnymellon.mobular.net/bnymellon/sgy.
     Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expense in furnishing the requested Exhibit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding beneficial ownership of common stock as of March 25, 2010 (unless otherwise indicated) of (1) each person known by us to own beneficially more than 5% of its outstanding common stock; (2) our Chief Executive Officer, our Chief Financial Officer and each of the Company’s other three most highly compensated executive officers who were serving as executive officers at the end of 2009; (3) each of our directors and nominees; and (4) all of our executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner (1)	Ownership (2)	Class (3)
Comstock Resources, Inc.(4)	5,317,069	11.0%
BlackRock Institutional Trust Company, N.A..(5)	3,427,994	7.1%
The Vanguard Group, Inc.(6)	2,543,879	5.2%
David H. Welch	403,327	*
Kenneth H. Beer	135,245	*
Jerome F. Wenzel, Jr.	81,534	*
Richard L. Smith	52,981	*
Andrew L. Gates, III	46,617	*
Robert A. Bernhard (7)	120,174	*
George R. Christmas	15,834	*
B. J. Duplantis	22,812	*
Peter D. Kinnear	31,600	*
John P. Laborde	37,181	*
Richard A. Pattarozzi	12,400	*
Donald E. Powell	9,200	*
Kay G. Priestly	12,400	*
David R. Voelker	25,822	*
Executive officers and directors as a group (consisting of 17 persons)	1,124,297	2.3%

*	Less than 1%.

(1)	Unless otherwise noted, the address for each beneficial owner is c/o Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508.

(2)	Under the regulations of the Securities and Exchange Commission, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by (a) Mr. Welch include 164,895 shares, (b) Mr. Beer include 39,000 shares, (c) Mr. Wenzel include 10,000 shares, (d) Mr. Gates include 800 shares, and (e) the executive officers and directors as a group include 238,544 shares, that may be acquired by such persons within 60 days through the exercise of stock options.

(3)	Based on total shares outstanding of 48,463,202 as of March 25, 2010. Based on the number of shares owned and acquirable within 60 days of March 25, 2010, with the exception of the amounts reported in filings on Schedule 13G.

(4)	Comstock Resources, Inc.’s address is 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. The number of shares held is based on information included in a Schedule 13G filed on February 1, 2010. Comstock Resources, Inc. is a Nevada corporation that is engaged in the acquisition, development, production and exploration of oil and natural gas. Comstock Resources, Inc. has sole voting power as to 5,317,069 shares and sole dispositive power as to 5,317,069 shares.

(5)	BlackRock Institutional Trust Company, N.A.’s address is 400 Howard Street, San Francisco, CA 94105. The number of shares held is based on information included in a Schedule 13G filed on January 29, 2010. BlackRock Institutional Trust Company, N.A. is an asset management subsidiary of BlackRock, Inc., an institutional investment management firm. BlackRock Institutional Trust Company, N.A., has sole voting power as to 3,427,994 shares and sole dispositive power as to 3,427,994 shares.

(6)	The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The number of shares held is based on information included in a Schedule 13G filed on February 8, 2010. The Vanguard Group, Inc. is an institutional investment advisor. In its role as an investment advisor, The Vanguard Group, Inc. has sole voting power as to 58,658 shares, sole dispositive power as to 2,485,221 shares and shared dispositive power as to 58,658 shares.

(7)	Includes 15,000 shares held by the Bernhard Trust “B” of which Mr. Bernhard is the trustee and a potential beneficiary, and 2,000 shares held by Mr. Bernhard’s wife.

ITEM I:
ELECTION OF DIRECTORS
     The Board amended our Bylaws to eliminate the classified structure of the Board over a period of two years following the affirmative vote of the stockholders in favor of doing so at the 2008 annual meeting. This year, for the first time, all 10 of our directors are standing for re-election. Our Bylaws allow for a maximum of 13 directors, but the Board has determined that 10 directors are currently the optimal number of directors to serve on our Board.
     Based on recommendations from the nominating and governance committee, the Board has nominated Robert A. Bernhard, George R. Christmas, B. J. Duplantis, Peter D. Kinnear, John P. Laborde, Richard A. Pattarozzi, Donald E. Powell, Kay G. Priestly, David R. Voelker and David H. Welch for re-election as directors to serve until the 2011 Annual Meeting and until their successors have been elected and qualified, or until their earlier resignation or removal. Each nominee is currently a director, and all nominees were previously elected to the Board by the stockholders. Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected.
     Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the proxy holders will vote for the election of such other person(s) as may be nominated by the Board.
     The following table sets forth information, as of March 25, 2010, regarding the names, ages and principal occupations of the director nominees, other directorships in certain companies held by them and the length of continuous service as a director of the Company. Detailed biographical information about each director nominee is set forth below under “Director Biographies.”

	Principal Occupation and	Director
Director Nominees	Directorships	Since	Age
Robert A. Bernhard	Non-voting member of McFarland, Dewey and Co. LLC, an investment banking firm	1993	81

George R. Christmas	Retired Lieutenant General, United States Marine Corps; President and Chief Executive Officer, Marine Corps Heritage Foundation, a private, non-profit organization that preserves and promotes the history and tradition of the United States Marine Corps	2003	70

B. J. Duplantis	Senior Partner of the law firm of Gordon, Arata, McCollam, Duplantis & Eagan	1993	70

Peter D. Kinnear	Chairman of the Board, President and Chief Executive Officer of FMC Technologies, Inc., a leading global provider of technology solutions for the energy industry; Director, Tronox Incorporated	2008	63

John P. Laborde	Retired Chairman Emeritus, Tidewater Inc., an oil and gas marine offshore owner and operator of vessels; Chairman, Laborde Marine Lifts, Inc., Laborde Products, Inc., Lab-More Properties, LLC, Lab-Rex LLC, and LIS Energy Services, Inc., which are privately held energy service companies; former director of Stewart Enterprises, Inc. and Halter Marine, Inc.	1993	86

Richard A. Pattarozzi Chairman of the Board	Former Vice President of Shell Oil Company, a major energy company; Director, Tidewater Inc., Global Industries, Ltd., and FMC Technologies Inc.; former director of Transocean Inc. and Superior Energy Services Inc.	2000	66

Donald E. Powell	Director, Bank of America Corporation; Former Federal Coordinator of Gulf Coast Rebuilding; former Chairman of the Federal Deposit Insurance Corporation; former President and CEO of the First National Bank of Amarillo, Texas	2008	68

Kay G. Priestly	Chief Financial Officer, Rio Tinto Copper (a division of the Rio Tinto Group – Rio Tinto plc and Rio Tinto Limited, which is a global mining, smelting and refining company); Director, Palabora Mining Company Limited	2006	54

David R. Voelker	Owner, Frantzen, Voelker and Conway Investments, LLC, a personal holding investment company	1993	56

David H. Welch	President and Chief Executive Officer of the Company; Director, IberiaBank Corporation	2004	61

     Each of the nominees has been engaged in the principal occupation set forth opposite his or her name for at least the past five years except as may be described below. Each of the nominees, other than Mr. Welch, is currently an independent non-management director. Each of our independent non-management directors serves as a member of our nominating and governance committee and also meets quarterly as the group of non-management directors.
Director Biographies
     Robert A. Bernhard was elected as a director in 1993. Mr. Bernhard began his business career with Lehman Brothers in 1953 and was a general partner of that firm from 1962 to 1972. He subsequently was a partner with Abraham & Co. and later Salomon & Co. He created Bernhard Associates in 1982, which firm merged with Orson Munn & Company in 1990 to become Munn, Bernhard & Associates, an investment management company, later named M.B. Associates. On January 1, 1997, Mr. Bernhard became a limited partner of McFarland Dewey & Co., LLC, an investment banking company, where he currently maintains an office. Mr. Bernhard is a trustee of the Robert Lehman Foundation and of numerous community-oriented activities, including but not limited to The Cooper Union for the Advancement of Science and Art, Montefiore Medical Center and Lincoln Center Institute. Mr. Bernhard graduated from Williams College in 1951 and from the Harvard Business School in 1953. The Board selected Mr. Bernhard to serve as a director because it believes he possesses valuable financial expertise, including extensive experience with capital market transactions and investments, and the Board has determined that Mr. Bernhard is an “audit committee financial expert,” as such term is defined by the United States Securities and Exchange Commission (the “SEC”), and has the requisite skills to be a member of the audit committee.
     George R. Christmas was elected as a director in 2003. Lt. Gen. Christmas graduated from University of Pennsylvania in 1962 and from Shippensburg University in 1982 with an MBA degree. He served in the U. S. Marine Corps from 1962 to 1996, originally commissioned as a second lieutenant and rising to Brigadier General in 1988, Major General in 1991, and lieutenant general in 1993 as Commanding General, I Marine Expeditionary Force, Camp Pendleton, California. His personal decorations and medals include the Navy Cross, Defense Distinguished Service Medal, Navy Distinguished Service Medal, Defense Superior Service Medal, Purple Heart, Meritorious Service Medal and three gold stars in lieu of consecutive awards, the Army Commendation Medal, and the Vietnamese Cross of Gallantry with palm. Lt. Gen. Christmas has served as a consultant or advisor to various entities, including Wexford Group International, Northrup Gruman Space & Mission Systems Corporation, Marine Corps Heritage Foundation (President, served without pay until December 2008), RAND Corporation, and HARRIS Corporation. The Board selected Lt. Gen. Christmas to serve as a director because of his leadership ability and his many years of experience in U. S. national security, enabling him to assist the Board in assessing geo-political risk, which brings a unique and valuable experience to the Board. The Board has determined that Mr. Christmas has the requisite integrity, skills and leadership abilities to be chairman of the compensation committee.
     B. J. Duplantis was elected as a director in 1993. He graduated from Louisiana State University in 1961 with a degree in petroleum chemical engineering. Mr. Duplantis joined Shell Oil Company in 1961, where he served in various engineering and management capacities over 10 years in Louisiana, Texas, California and New York. He also graduated from Loyola University with a Juris Doctor degree in 1966 and served in Shell Oil Company’s legal department from 1971 to 1978 and in The Superior Oil Company’s legal department from 1979 to 1982. Mr. Duplantis has been a senior partner with the law firm of Gordon, Arata, McCollam, Duplantis & Eagan since 1982. The Board selected Mr. Duplantis to serve as a director because of his expansive knowledge of the oil and gas industry coupled with his legal skills. The Board has determined that Mr. Duplantis has the requisite skills and leadership abilities to be chairman of the nominating and governance committee and a member of the compensation and the reserves committees.
     Peter D. Kinnear was elected as a director in 2008. Mr. Kinnear is currently the Chairman of the Board, President and Chief Executive Officer of FMC Technologies, Inc., a leading provider of technology services to the energy industry. Mr. Kinnear has served in a variety of roles with FMC Technologies and FMC Corporation since 1971. He is a director of Tronox Incorporated and serves as a director or trustee of various non-public entities, including The Petroleum Equipment Suppliers Association, the National Association of Manufacturers, the American Petroleum Institute, and Spindletop International. Mr. Kinnear has a degree from Vanderbilt University in chemical engineering and an MBA from University of Chicago. The Board selected Mr. Kinnear to serve as a director because of his knowledge of the oil and gas industry, financial acumen, experience as a chief executive officer, and relationships with chief executives and other senior management at oil and gas companies and oilfield service companies throughout the world, all of which brings a unique and valuable experience to the Board. The Board has determined that Mr. Kinnear is an “audit committee financial expert,” as such term is defined by the SEC, and has the requisite skills to be a member of the audit and compensation committees.
     John P. Laborde was elected as a director in 1993. He served in the United States Army in the Pacific in World War II, where he attained the rank of captain and was on the adjutant general’s staff of General of the Army Douglas

MacArthur. Mr. Laborde received both his undergraduate and Juris Doctor degrees from Louisiana State University. He served as Chairman, President and Chief Executive Officer of Tidewater, Inc., the largest oil and gas marine offshore owner and operator of vessels in the world, from 1956 through 1994. He also formed Tidewater Compression Service, the largest owner and operator of gas compression services in the United States. Mr. Laborde has formerly served as a director of numerous public companies, including but not limited to BellSouth Corporation, Hibernia National Bank, MidCon Corporation, United Gas Pipeline Company, Stewart Enterprises, VT Halter Marine, Inc., and Stolt Comex Seaway S.A. (Stolt Offshore). He has also served on many professional, civic and religious boards, trusts and advisory groups, including having served as Chairman of the Louisiana Recovery Authority Support Foundation, the Lower Mississippi Waterway Safety Advisory Committee, the Louisiana Governor’s Energy Committee, and the Bicentennial Endowment Campaign for the Archdiocese of New Orleans. He has also received many honors, including induction into the Offshore Energy Center’s Hall of Fame, Maritime Man of the Year, Distinguished Alumnus, Louisiana State University Alumni Federation, Junior Achievement Lifetime Achievement Award, and Louisiana Legend from Louisiana Public Broadcasting. Mr. Laborde was selected to serve as a director because of his knowledge of the oil and gas industry, experience as a chief executive officer, and relationships with chief executives and other senior management at oil and gas companies and oilfield service companies in Louisiana, which brings a unique and valuable experience to the Board. The Board has determined that Mr. Laborde has the requisite skills and leadership abilities to serve as chairman of the reserves committee and as a member of the compensation committee. During the previous five years, Mr. Laborde has served as a director of Stewart Enterprises, Inc. and Halter Marine, Inc.
     Richard A. Pattarozzi was elected as a director in 2000. He graduated from University of Illinois with a civil engineering degree and worked for Shell Oil Company for 33.5 years, from 1966 to 2000 in the United States, both onshore and in the Gulf of Mexico. During the last 10 years of his career with Shell, Mr. Pattarozzi was the chief executive officer for business units focused on the Outer Continental Shelf of the Gulf of Mexico and also in the deepwater. Mr. Pattarozzi currently serves as a director of Tidewater, Inc., Global Industries, Ltd., and FMC Technologies, Inc., and he has served as a director of Transocean Inc. and Superior Energy Services Inc. during the previous five years. Mr. Pattarozzi also serves as secretary of the board of trustees of the National World War II Museum, Inc., is past chairman of the Offshore Energy Center and trustee of the United Way in New Orleans. Mr. Pattarozzi was selected to serve as a director because of his knowledge of the oil and gas industry, experience in senior management at a major oil and natural gas company, and relationships with chief executives and other senior management at oil and gas companies and oilfield service companies in Louisiana, which brings a unique and valuable experience to the Board. Mr. Pattarozzi is the non-executive chairman of the board, and he also serves as a member of the reserves committee and presides over meetings of the non-management directors.
     Donald E. Powell was elected as a director in 2008. Mr. Powell has a degree in economics and post-graduate work in accounting. He is a director with Bank of America Corporation, where he serves on both the audit and compensation committees. Mr. Powell served as the Federal Coordinator of Gulf Coast Rebuilding from November 2005 until March 2008. Mr. Powell was the 18th Chairman of the Federal Deposit Insurance Corporation, where he served from August 2001 until November 2005. Mr. Powell previously served as President and Chief Executive Officer of the First National Bank of Amarillo, where he started his banking career in 1971. Mr. Powell was selected to serve as a director because of his vast financial experience, which brings a unique and valuable experience to the Board. The Board has determined that Mr. Powell is an “audit committee financial expert,” as such term is defined by the SEC, and has the requisite skills to be a member of the audit committee.
     Kay G. Priestly was elected as a director in 2006. Ms. Priestly is currently the Chief Financial Officer of Rio Tinto Copper (a division of the Rio Tinto Group – Rio Tinto plc and Rio Tinto Limited, which is a global mining, smelting and refining company), and she is also a director of Palabora Mining Company Limited. She was formerly Vice President, Finance, and Chief Financial Officer of Kennecott Utah Copper, which is engaged in mining, smelting and refining natural resources, from 2006 to 2009. Ms. Priestly served as Vice President, Risk Management and General Auditor, for Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations, from 2004 to 2006. Ms. Priestly is the former Executive Vice President and Chief Operating Officer of American Nursing Services, Inc., which provides nursing services, where she served from 2002 through 2003. Ms. Priestly is a certified public accountant and has over 25 years of diverse financial and management experience, having been named in 2000 as a managing partner of the New Orleans office of Arthur Andersen LLP, an international accounting firm, and as a member of Arthur Andersen’s global executive team. Ms. Priestly was selected to serve as a director because of her knowledge of generally accepted accounting principles and her vast experience in financial and accounting matters, which brings a unique and valuable experience to the Board. The Board has determined that Ms. Priestly is an “audit committee financial expert,” as such term is defined by the SEC, and has the requisite skills and leadership abilities to be chairperson of the audit committee and a member of the reserves committee.
     David R. Voelker was elected as a director in 1993. He is currently a co-owner of Frantzen, Voelker & Conway Investments, LLC, a personal holding investment company that was founded in 1993. Mr. Voelker has worked as a money manager in the investment business throughout his career. He joined Johnson Rice & Company, a private investment firm, in 1988 as a partner, prior to which he was a vice president in the retail department of Howard Weil Labouisse Friedrichs, a private investment firm. Mr. Voelker is past chairman of the board of trustees of the National World War II Museum, Inc. and WYES Television, and he has served on the boards of Touro Infirmary, Tulane University Health Science Center and the University of New Orleans Foundation. Mr. Voelker was selected to serve as a director because of his knowledge of financial matters and his involvement in community and political organizations in Louisiana, which brings a unique and valuable experience to the Board. The Board has determined that Mr. Voelker is an “audit committee financial expert,” as such term is defined by the SEC, and has the requisite skills to be a member of the audit and compensation committees.
     David H. Welch was elected as a director in 2004. He is the President and Chief Executive Officer of the Company, and he also serves as a director of Iberia Bank. Mr. Welch has an engineering degree from Louisiana State University and a doctoral degree in economics from Tulane University. He has completed the Harvard Business School advanced management program and executive development programs at Stanford Business School and at Cambridge University. Prior to joining the Company in 2004, he worked for BP Amoco or its predecessors for 26 years, where his final role was Senior Vice President, BP America Inc. Mr. Welch is the current president of the Greater Lafayette Chamber of Commerce and trustee of the United Way in Acadiana. Mr. Welch was selected to serve as a director because of his knowledge of the oil and gas industry, experience as senior management with a major oil and natural gas company, and relationships with chief executives and other senior management at oil and gas companies and oilfield service companies in Louisiana, which brings a unique and valuable experience to the Board. Mr. Welch is the only member of management on the Board.
THE BOARD RECOMMENDS STOCKHOLDERS VOTE “FOR”
ITEM I TO ELECT THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

CORPORATE GOVERNANCE
General
     We are committed to good corporate governance. The Board has adopted several governance documents to guide the operation and direction of the Board and its committees, which include Corporate Governance Guidelines, Code of Business Conduct and Ethics (which applies to all directors and employees, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and charters for the audit committee, compensation committee, reserves committee, and nominating and governance committee. Each of these documents is available on our website (www.stoneenergy.com) and stockholders may obtain a printed copy, free of charge, by sending a written request to Stone Energy Corporation, Attention: Chief Financial Officer, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, facsimile number 337-521-9880. We will also promptly post on our website amendments to these documents and any waivers from the Code of Business Conduct and Ethics for our directors and principal executive, financial and accounting officers.
Board Structure; Meetings
     As of the date of this proxy statement, our Board has 10 members and the following four standing committees: (1) audit committee; (2) compensation committee; (3) reserves committee; and (4) nominating and governance committee. The membership and function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. During 2009, the Board held 10 meetings, including four regularly-scheduled meetings, and also took one action by written consent. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees on which he or she served during 2009, except that Mr. Bernhard missed three of the eight meetings of the audit committee. Mr. Kinnear missed one of the special meetings of the Board in 2009, and Ms. Priestly missed two of the special meetings and one of the regular meetings of the Board in 2009. Mr. Pattarozzi was named non-executive chairman of the board on February 14, 2008, and he has continued to serve in that capacity since that time. The following table identifies the members of the Board, the standing committees of the Board on which they serve, and the chairman of each committee as of the date of this proxy statement.

Nominating and
	Audit	Compensation	Reserves	Governance
Name of Director	Committee	Committee	Committee	Committee

Independent Directors: Richard A. Pattarozzi (Chairman of the Board)			X	X

Robert A. Bernhard	X			X

George R. Christmas		Chair		X

B. J. Duplantis		X	X	Chair

Peter D. Kinnear	X	X		X

John P. Laborde		X	Chair	X

Donald E. Powell	X			X

Kay G. Priestly	Chair		X	X

David R. Voelker	X	X		X

Employee Director: David H. Welch (President and CEO)

Number of Meetings held in 2009	8	5	4	4

     Directors are encouraged, but not required, to attend the annual meeting of stockholders, and all of the directors attended the 2009 annual meeting of stockholders.
Director Independence
     Our Corporate Governance Guidelines provide that a majority of our Board will consist of independent directors. Only directors who have been determined to be independent serve on our audit committee, compensation committee, and nominating and governance committee. In addition, the Board has elected an independent director, Mr. Pattarozzi, to serve as its non-executive chairman. Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the independence standards adopted by the New York Stock Exchange (“NYSE”). None of the non-employee directors was disqualified from “independent” status under the objective NYSE listing standards. Based on information provided by the members and after reviewing all relationships each director has to the Company, including charitable contributions the Company makes to organizations where its directors serve as board members, the Board has affirmatively determined that the following nine directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Messrs. Bernhard, Christmas, Duplantis, Kinnear, Laborde, Pattarozzi, Powell and Voelker and Ms. Priestly. Mr. Welch, our Chief Executive Officer (“CEO”), is not considered by the Board to be an independent director because of his employment with the Company. During 2008 and 2009, we used the services of Tudor, Pickering, Holt & Co. Securities, Inc., a financial advisory firm, which employed an immediate family member of Mr. Pattarozzi as an analyst with the firm. The nominating and governance committee made a determination that this did not affect Mr. Pattarozzi’s independence because the family member was not an officer with the firm, did not have a direct or indirect material interest, and was not involved in any matter relating to the Company. Similarly, in 2009, we used the services of a boat company, which is owned by an immediate family member of Mr. Laborde. However, the amount paid for these services was less than 2% of the consolidated gross revenues of that company, and the nominating and governance committee made a determination that this did not affect Mr. Laborde’s independence because Mr. Laborde did not have a direct or indirect material interest in his son’s company, and the Company used these services on a limited basis only because it was necessary and efficient to do so. We have had a long-standing relationship with Bank of America, which acts as the lead bank on our senior secured bank credit facility, and when Mr. Powell was named in June 2009 to serve as a director for Bank of America Corporation, the nominating and governance committee determined that this did not affect Mr. Powell’s independence.
     The nominating and governance committee questions each director at its quarterly meetings on matters and relationships that could be considered related party transactions or affect independence. The nominating and governance committee is particularly sensitive to matters or relationships that fall within the following:
•	Relationships addressed in Section 303A.02(b) of the NYSE Listed Company Manual;

•	Relationships addressed in Item 404 of Regulation S-K of the SEC; or

•	Charitable contributions by the Company to an organization where a director is an executive officer but do not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.
     To facilitate candid discussion by non-management directors, our non-management directors meet in executive sessions that are not attended by management in conjunction with each regular board meeting. Mr. Pattarozzi, as non-executive chairman of the board, is an independent director who presides over meetings of non-management directors and prepares the agenda for each such meeting (the “Presiding Director”). Each director is an equal participant in decisions made by the full board, and the independent directors communicate regularly with the CEO regarding appropriate board agenda topics and other board-related matters.
     The Board has an Anonymous Reporting Policy and Program to handle anonymously any employee complaint or alleged wrongdoing and to prohibit retaliation against any employee who makes a complaint or reports alleged wrongdoing. Any such complaint or report must be furnished to Ms. Priestly, chairman of the audit committee. Additionally, we have an anonymous reporting hotline through a third party allowing employees to anonymously report any employee complaint or allegations of wrongdoing. Any stockholder wishing to communicate with the Board, any committee or any individual director, may do so pursuant to those instructions under “Stockholder Communications With Directors.”
Legal Proceedings Involving Director Nominees
     While the Board does not believe that there are any legal proceedings that are material to an evaluation of the ability or integrity of any of the directors or director nominees, we are noting the following pending and other civil legal proceedings because the Board considered these proceedings in connection with recommending director nominees for election. Each of these proceedings names at least one of our directors as a defendant and alleges either fraud in connection with a business entity or a violation of federal or state securities laws and regulations:
(i)	A legal proceeding was filed against Mr. Voelker in February 2010 by business partners, entitled Juanita D. Frantzen, et al., versus David R. Voelker, et al., No. 2010-1093, Civil District Court for the Parish of Orleans, State of Louisiana, seeking monetary damages and an accounting that Mr. Voelker has advised the Board that he believes is without merit and against which he intends to defend vigorously.

(ii)	A legal proceeding was filed against the Company and Mr. Welch in 2009, entitled Bonvillain, in his capacity as Assessor for the Parish of Terrebonne, State of Louisiana, versus Stone Energy Corporation, et al., No. 90-03540 and other consolidated cases in the United States District Court for the Eastern District of Louisiana against approximately thirty oil and gas companies and their respective chief executive officers for allegedly unpaid ad valorem taxes of $11.3 million as to Stone.

(iii)	A legal proceeding was filed as a class action in 2005 against the Company and its current and former CEOs, including Mr. Welch, in the United States District Court for the Western District of Louisiana (the “Federal Court”), alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. This action is described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission. On March 23, 2010, the Federal Court approved the proposed settlement of this action and thereafter entered an Order and Final Judgment dismissing this action.

(iv)	A legal proceeding was filed as a shareholder derivative action in 2005 against the Company as a nominal defendant and all of the current directors except Ms. Priestly and Messrs. Kinnear and Powell, alleging breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment and claims against certain individual defendants for breach of fiduciary duty and violations of the Sarbanes-Oxley Act of 2002. This action is described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission. On March 23, 2010, the Federal Court approved the proposed settlement of this action and thereafter entered a Final Judgment and Order of Dismissal with Prejudice dismissing this action.
Board Leadership Structure
     The Board’s leadership structure separates the CEO and chairman of the board positions, and the CEO reports to the Board and chairman of the board. The Board believes that independent oversight of management is an important component of an effective board of directors. The independent Board members have determined that the most effective Board leadership structure for the Company at the present time requires the separation of these two critical positions, which the Board believes will clearly provide an oversight function to the management function. The Board retains the authority to modify this structure to best address our unique circumstances as and when appropriate.
     At each regularly scheduled Board meeting, all non-management directors meet in an executive session without the management director. In these executive sessions, the independent directors deliberate on such matters as CEO succession planning and the performance of the CEO. All of our directors, except the CEO, are independent directors, which is above the requirement of the NYSE that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. The audit, compensation, and nominating and governance committees are all comprised of independent directors. Each of our directors is elected annually by our stockholders.
The Board’s Role in Risk Oversight
     The Board administers its risk oversight function through the entire Board. The CEO is considered to be our chief risk officer, being ultimately responsible for day-to-day operations, and is primarily responsible for enterprise risk management. The Board oversees the interest of our stockholders in the long-term viability, financial strength and success of Stone. Additionally, each of the Board committees considers the risks within its areas of responsibilities. For example, the audit committee considers risks related to financial reporting, while the compensation committee oversees Stone’s compensation practices in order that they do not encourage unnecessary and excessive risk taking by management. The Board, among other things, oversees our management of and policies and procedures with respect to material risks on an enterprise-wide basis, including market risk, liquidity risk, reputational risk, commodity price risk, operational risk, hurricane risk, safety risk, compliance risk, legal risk and overall policies and practices relating to risk management. The Board and its committees work in tandem to provide enterprise-wide risk oversight of Stone’s management and handling of risk. Each of the Board’s committees reports regularly to the Board on risk-related matters within its responsibilities, which provides integrated insight into our management of risks. The full Board is also actively involved in overseeing enterprise risk management through periodic reports from the CEO and our other top executives from various functions. The audit committee oversees our internal controls and interacts with our independent public accounting firms at least quarterly. The CEO is responsible for instituting risk management practices that are consistent with our overall business strategy and risk profile.
Board Committees and Composition
     The Board has the following standing committees:
     Audit Committee. The audit committee, which currently consists of Ms. Priestly and Messrs. Bernhard, Kinnear, Powell and Voelker, met eight times during 2009. Ms. Priestly is the chairperson of the audit committee. Each of these directors was present for each of these meetings except that Mr. Bernhard missed three of these meetings, and

Mr. Voelker missed one of these meetings. The Board has determined that no member of the audit committee may serve on the audit committees of more than three public companies.
     The principal functions of the audit committee are to (1) annually review and reassess the adequacy of its charter; (2) review the engagement of an independent registered public accounting firm, including the firm’s qualifications and independence; (3) review with management and the independent registered public accounting firm our annual and quarterly financial statements; (4) review with management our major financial risk exposures; (5) review changes to our significant auditing and accounting principles and practices; (6) consult with the independent registered public accounting firm regarding the firm’s internal quality-control procedures and the procedures for our financial reporting processes; (7) review the significant reports prepared by the internal auditor; and (8) assist the Board in monitoring compliance with legal and regulatory requirements.
     The Board has determined that each of the members of the audit committee satisfies the standards of independence established under the SEC’s rules and regulations and listing standards of the NYSE. The Board has further determined that each of the members of the audit committee is financially literate and is an “audit committee financial expert” as defined by the rules and regulations of the SEC.
     Compensation Committee. The compensation committee, which currently consists of Messrs. Christmas, Duplantis, Kinnear, Laborde and Voelker, met five times during 2009 and also took action once by written consent. Mr. Christmas is the chairman of the compensation committee. Each of these directors was present for each of these meetings except that Messrs. Duplantis and Kinnear each missed one of these meetings.
     The principal function of the compensation committee is to review and approve the compensation of the officers and other employees of Stone. In addition, the compensation committee administers our stock incentive and cash incentive compensation plans and has the authority to make grants pursuant to these plans. Members of the compensation committee are not eligible to participate in any of the plans that they administer under the 2009 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”). However, the Board has the authority to grant discretionary awards of restricted stock to nonemployee directors pursuant to the Stock Incentive Plan.
     The Board has determined that each of the members of the compensation committee satisfies the standards of independence established under the SEC’s rules and regulations and listing standards of the NYSE.
     Reserves Committee. The reserves committee, which currently consists of Ms. Priestly and Messrs. Duplantis, Laborde and Pattarozzi, met four times during 2009. Mr. Laborde is the chairman of the reserves committee. Each of these directors was present for each of these meetings except that Ms. Priestly and Mr. Duplantis each missed one of these meetings. The principal function of the reserves committee is to assist our management in reviewing and assessing our policies and procedures in estimating proved reserves. The reserves committee also meets at least annually in executive session with our independent reservoir engineers.
     Nominating and Governance Committee. The nominating and governance committee, which currently consists of Messrs. Bernhard, Christmas, Duplantis, Kinnear, Laborde, Pattarozzi, Powell and Voelker and Ms. Priestly, met four times during 2009. Mr. Duplantis is the chairman of the nominating and governance committee. Each of these directors was present for each of these meetings except that Messrs. Bernhard and Duplantis and Ms. Priestly each missed one of these meetings. Mr. Kinnear became a member of this committee on February 5, 2009, and Mr. Laborde became a member of this committee on March 23, 2009.
     The principal functions of the nominating and governance committee are to (1) assist the Board in selecting individuals to be nominated for election to serve as directors and to serve on various committees; (2) annually review and reassess the adequacy of its charter; (3) lead the Board in its annual review of the Board’s performance; and (4) review and assess the adequacy of our Corporate Governance Guidelines.
     The nominating and governance committee will consider nominees recommended by stockholders in accordance with the procedures described below under “Consideration of Director Nominees.”
     The Board has determined that each of the members of the nominating and governance committee satisfies the standards of independence established under the listing standards of the NYSE.
     Non-Management Directors. The non-management directors, who currently are Messrs. Bernhard, Christmas, Duplantis, Kinnear, Laborde, Pattarozzi, Powell and Voelker and Ms. Priestly, met in executive session four times during 2009. Each of these directors was present for each of these meetings except that Ms. Priestly missed one of these meetings. The non-management directors meet at regularly scheduled executive sessions without management to review and assess our strategic direction and management’s performance and to assist in planning for the succession of executive officers. Mr. Pattarozzi, the Presiding Director, presides over meetings of the non-management directors.
Compensation Committee Interlocks and Insider Participation
     No member of the compensation committee is now, or at any time since the beginning of 2009 has been, employed by or served as an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure with the Company or any of its subsidiaries. None of our executive officers is now, or at any time has been, since the beginning of 2009, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of our Board or compensation committee.
Consideration of Director Nominees
     Stockholder Nominees. Our nominating and governance committee will consider all properly submitted stockholder recommendations of candidates for election to the Board. Our Bylaws permit stockholders to nominate candidates for election to the Board provided that such nominees are recommended in writing pursuant to Article III, Section 13 of our Bylaws not earlier than 120 days and not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of our stockholders. Director nominations for the 2011 Annual Meeting of Stockholders should be received no earlier than January 21, 2011 and not later than February 20, 2011. In evaluating the recommendations of stockholders for director nominees, as with all other possible director nominees, our nominating and governance committee will address the membership criteria set forth under “—Director Qualifications.” There have been no material changes in the procedures by which stockholders may recommend director nominees.
     Any stockholder recommendations for director nominees should comply with the notice requirements set forth in Article III, Section 13 of our Bylaws and should be sent in writing to:
Stone Energy Corporation
Attention: Secretary
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
(337) 521-9905 fax
     Detailed information for submitting recommendations for director nominees is available upon written request to our Secretary at the address listed above.
     Identifying and Evaluating Nominees for Directors. Our nominating and governance committee is responsible for leading the search for individuals qualified to serve as directors and for recommending to the Board nominees as directors to be presented for election at meetings of the stockholders or of the Board. Our nominating and governance committee evaluates candidates for nomination to the Board, including those recommended by stockholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. Our nominating and governance committee may retain outside consultants to assist in identifying director candidates in its sole discretion, but it did not engage any outside consultants in connection with selecting the nominees for election at the 2010 Annual Meeting. Stockholders may recommend possible director nominees for consideration by our nominating and governance committee as indicated above. None of our stockholders recommended director nominees for the 2010 Annual Meeting.
     We do not have a formal policy to consider diversity in identifying director nominees, but our nominating and governance committee does take into account certain diversity considerations, which are described in “Director Qualifications” below. The Board considers itself to be well diversified due to its members’ differences in viewpoint on many issues, professional experience, education and general backgrounds, while also having the requisite business experience and oil and gas industry experience to perform its oversight role satisfactorily for our stockholders.

     Director Qualifications. Our Corporate Governance Guidelines contain qualifications that apply to director nominees recommended by our nominating and governance committee. All candidates must possess the requisite skills and characteristics the Board deems necessary. In addition to an assessment of a director’s qualification as independent, the nominating and governance committee considers integrity, honesty, diversity, age, skills, and experience in the context of the needs of the Board as to the long-term corporate needs for new and supplemental board expertise. The nominating and governance committee believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity, in light of the entire Board’s current composition. In addition, the Board looks for recognized achievement and reputation, an ability to contribute to specific aspects of our activities and the willingness to commit the time and effort required, including attendance at Board meetings and committee meetings of which he or she is a member. We have set forth biographical information for each director nominee at pages 7-10 above, and the particular qualifications, experiences and skills that the Board believes qualify these individuals to serve as a director and committee member. Our audit committee members, consisting of Ms. Priestly and Messrs. Bernhard, Kinnear, Powell and Voelker, are particularly valued for their financial and business acumen. Messrs. Duplantis and Laborde bring an appreciation of legal matters to the Board as a result of their legal education and experience. Messrs. Pattarozzi and Welch, as engineers and former heads of substantial business units of major oil companies, contribute an in-depth understanding of operational issues confronting our business. Messrs. Christmas, Kinnear, Laborde, Pattarozzi and Welch offer the judgment and perspective of former chief executive officers, presidents and leaders of major enterprises. Each director also contributes intangible qualities such as critical thinking, industry knowledge, and historical knowledge of our business. Messrs. Bernhard, Duplantis, Laborde and Voelker have served on the Board since we first became a public company in 1993, and Mr. Voelker controlled a large number of our shares when he first became a director.
Processes and Procedures for Determining Executive and Director Compensation
     Our compensation committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of our directors and officers. The compensation committee has overall responsibility for approving and evaluating the annual employee incentive compensation plan amount as well as our director and officer compensation plans, policies and programs. Our compensation committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and signing the report included in this proxy statement under the caption “Compensation Committee Report.” The compensation committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director or senior executive compensation and has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The compensation committee may form and delegate authority to subcommittees when appropriate.
     The compensation committee annually reviews and approves corporate goals and objectives relevant to senior executive compensation, evaluates the senior executives’ performance in light of those goals and objectives, and recommends to the Board the compensation levels of the CEO based on this evaluation. In determining the long-term incentive component of CEO compensation, the compensation committee considers our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. The compensation committee annually reviews and makes recommendations to the Board with respect to the compensation of all directors, officers and other key executives, including incentive-compensation plans, equity-based plans, and the grant or award of “perquisites.” The compensation committee annually reviews and approves, for the CEO, the executive officers, and any other person whose total compensation is reasonably likely to equal or exceed the total compensation of any member of senior management (1) the annual base salary level, (2) the annual incentive opportunity level, (3) the long-term incentive opportunity level, (4) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (5) any special or supplemental benefits.
     Please see “Compensation Discussion and Analysis” for additional information on the roles of the compensation committee, compensation consultants, if any, and our management team in determining the form and amount of executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 and related regulations require our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% beneficial owners are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
     Based solely on our review of copies of such forms we received, we believe that, during the period from January 1, 2009 to March 25, 2010, our officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements of Section 16(a), except that Mr. Bernhard was late with one filing to disclose the sale of 5,000 shares by the Bernhard Trust “B”.

COMPENSATION DISCUSSION AND ANALYSIS
     The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers, including the individuals who served during fiscal 2009 as our CEO and Chief Financial Officer, respectively, as well as the other individuals included in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”). As more fully described below, the compensation committee makes all decisions for the total direct compensation (base salary, incentive plan and other bonus awards, stock options, and restricted stock) of the executive officers, including the NEOs. The day-to-day design and administration of health, welfare, sick leave, vacation, and relocation plans, policies and procedures applicable to salaried employees in general are handled by our Vice President, Human Resources and Administration. The compensation committee remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.
Compensation Objectives and Philosophy
     The Board and the compensation committee believe that the most effective executive compensation program is one based on two factors, market competitiveness and pay-for-performance. Both of these factors are directly and strongly aligned with the interests of stockholders. To be competitive in the marketplace, we provide total compensation opportunities that attract, retain and motivate the executive talent needed to operate and grow a successful business. To create the maximum alignment of interests between the stockholders and executive employees, we encourage our executives to increase short-term performance and create long-term growth by linking a significant portion of their compensation opportunities to the achievement of these goals.
     Our executive pay-for-performance system has historically assigned base pay at a level below the 50th percentile of the competitive marketplace. For example, 2009 base pay was set at the 25th percentile, which means that 25% of the executives in our competitive market in comparable positions to each of our executives earned at or below our executive’s base pay and 75% of the executives in our competitive market in comparable positions to each of our executives earned more than our executive’s base pay. We targeted the 25th percentile of our peer group average since we strive to have a majority of executive pay at risk and tied to company performance. For additional information regarding our peer group, see “Benchmarking” below.
     Consistent with our objective to implement a compensation program that creates incentives for and rewards increases in short-term performance and the creation of long-term growth, our compensation program offers the potential for our executives to attain overall total compensation at higher percentiles within the marketplace based on our overall success and individual performance. Specifically, this pay-for-performance framework is comprised of two elements that are in addition to base pay: (1) annual cash incentive compensation (bonus) and (2) long-term equity incentive compensation (“LTI”). The targets and the framework used to assess performance against these targets when determining executive pay are described below, as is the 2009 total compensation for each NEO. All pay targets are based on the competitive marketplace for total compensation with the potential for our executives to earn compensation between the 25th and 90th percentiles relative to the competitive market, depending upon performance.
     The compensation committee and management rely upon a subjective evaluation of a combination of three factors in determining an individual executive’s total compensation: (1) competitive employment market dynamics, (2) our absolute and relative performance, and (3) the individual’s performance and contribution.
Competitive employment market dynamics: Competition for experienced talent in the oil and gas industry continues to be intense. As a result of this industry—specific dynamic, our compensation program is designed to compensate our executives on a level that is competitive with companies in our industry. We have generally set base salary compensation for our executives below the industry median, while providing our executives the ability to achieve total compensation at approximately the 75th percentile in the marketplace if performance targets are met, and perhaps as high as the 90th percentile if all stretch targets are met. Variations from this approach may occur due to individual experience, individual performance and other factors such as perceived future potential and attitude.
Our absolute and relative performance: Annually, the compensation committee sets minimum, target and stretch performance goals for a number of key stockholder-aligned performance measures that apply to all employees, including executives. For 2009, the key performance measures included stock performance, liquidity, reserve growth and safety. Each year, approximately 70% to 85% of the annual cash bonus opportunity is tied to performance measured against goals set by the Board upon the recommendation of the compensation committee, with the remaining percentage being a discretionary component. The compensation committee retains the discretion to award a percentage of the annual cash bonus based on its subjective evaluation of our performance. The primary objective of our LTI program is to create a strong financial incentive for achieving or exceeding long-term performance goals that increase overall stockholder value. Consequently, a significant portion of our LTI program is tied to the performance of our stock price relative to the stock prices of the peer group.
The individual’s performance and contribution: Each employee, including officers, undergoes an annual performance appraisal with his immediate supervisor, which is the CEO for officers, other than himself, to determine whether the employee’s performance has been excellent, satisfactory or not satisfactory. The Board is responsible for reviewing the performance of the CEO. These performance appraisals are used to differentiate individual performance for annual incentive payments, informing management recommendations on whether the individual executive should receive the same percentage award as his or her peers or whether he or she should receive some upward or downward adjustment on target opportunity. Managers may also use scorecards to set goals for an individual or a group to establish performance. Performance appraisals can provide a sense of past contribution, as well as a sense of each individual’s potential for future contributions to our long-term success, both of which are considered when making recommendations regarding the size of long-term incentive grants to individual executives. The compensation committee relies on the CEO’s assessments and the compensation committee’s own observations as to individual performance and contribution, with an eye toward not only individual performance but a broader desire for team unity and internal equity.
     While certain metrics discussed below are used to provide context for making certain compensation decisions, these decisions do not ultimately depend solely on attainment of specific goals or performance levels, and no specific weighting is given to one factor over another in setting total compensation for the CEO or for any other NEO. Instead, the compensation committee makes subjective compensation determinations based upon a consideration of all factors, relying primarily on their business judgment and personal experience.
Role of Executive Officers in Compensation Decisions
     The compensation committee is responsible for all compensation decisions for each NEO and approves equity awards to all of our officers. In making these decisions, committee members rely, in part, on input from the CEO and the Vice President, Human Resources and Administration (“VPHR”), who provide information and make recommendations to the compensation committee, as appropriate, concerning executive compensation. Input from management typically includes the following:
•	The CEO proposes new base salary amounts based on his evaluation of individual performance and expected future contributions, a review of survey data to ensure competitive compensation against the external market, including the peer group, and comparison of the base salaries of the executive officers who report directly to the CEO to ensure that each officer’s salary level accurately reflects that officer’s relative skills, responsibilities, experiences and contributions to our company.

•	The CEO also makes recommendations to the compensation committee relating to our performance measures, targets and similar items that affect officer compensation.

•	The CEO typically attends a portion of each compensation committee meeting to review and discuss executive compensation matters.

•	The VPHR submits compensation data to, and collects data from, industry-specific compensation survey sources described in detail later in this discussion, coordinates the flow of information between the Compensation Consultant described below and the compensation committee as directed by the compensation committee, and provides to the compensation committee recommendations for appropriate position matches for each of our officers, including the NEOs.
Role of the Compensation Consultant
     The compensation committee may solicit input from an independent compensation consultant from time to time in making executive compensation decisions. In general, the role of an outside compensation consultant is to assist the compensation committee to analyze executive pay packages or contracts and to understand our financial measures relating to compensation. In 2009, the compensation committee solicited input from Towers Perrin (the “Compensation Consultant”), which merged with Watson Wyatt Worldwide, Inc. to form Towers Watson & Co. in 2010, regarding compensation practices within our peer group, as defined below, within the oil and gas marketplace, as well as within the broader general industry marketplace for the United States. As part of their input, the Compensation Consultant conducted a market analysis on compensation survey data from the ECI 2009 Survey for each of our eight officers, including the NEOs, as well as a review of public pay data for the peer group. The results of these analyses were presented to the chairman of the compensation committee. The compensation committee has the sole authority to hire compensation consultants, and it was the compensation committee’s decision to engage Towers Perrin directly as its compensation consultant in 2009. Additional services, if any, that Towers Perrin has rendered for us were limited to consulting services on compensation for our non-employee directors. The total fees paid to the Compensation Consultant in 2009 were less than $40,000. The compensation committee intends to similarly utilize the compensation consulting services of Towers Watson in 2010.
Benchmarking
     In assessing the competitiveness of our executive compensation program, the compensation committee relies upon a combination of third-party market survey data, publicly available Peer Group compensation data, input from an independent compensation consultant, and input from the CEO as described above. In 2009, the compensation committee utilized survey data provided by Effective Compensation, Inc. (“ECI”), an independent consulting firm located in Denver, Colorado that specializes in working with clients to improve their organization’s efficiency through a competitive, focused total compensation process when conducting its market pay analysis of the 2009 Peer Group. ECI’s Annual Oil & Gas E&P Industry Compensation Survey provides data for over 270 jobs found in exploration and production firms in the United States. While participation varies from year to year, there were 119 participants in ECI’s 2009 survey (the “ECI 2009 Survey”). The data collected from the ECI 2009 Survey is intended to reflect pay rates for positions in the market that have responsibilities similar to those for our executives. To the extent possible for each position, we attempt to collect data from the Independent Public Company category for the 2009 Peer Group. We believe the ECI 2009 Survey source provides us with a meaningful market reference point for those companies with whom we most closely compete for executive talent and, consequently, with sufficient information on competitive employment market dynamics to fashion a competitive compensation program designed to attract and retain those highly capable employees necessary to be competitive in our industry. To the extent that pay data for any member of the Peer Group was not available in the ECI 2009 Survey, pay data for that member of the Peer Group was based on compensation levels disclosed in the most recent proxy statement filings available at the time of the compensation committee’s review.
     The public companies used by us for marketplace comparisons in the ECI 2009 Survey were the following:
•	Berry Petroleum Company

•	BreitBurn Energy

•	Cabot Oil & Gas Corporation

•	Chesapeake Energy Corporation

•	Cimarex Energy Co.

•	Continental Resources, Inc.

•	Denbury Resources Inc.

•	Devon Energy

•	Eagle Rock Energy G&P, LLC

•	Encore Acquisitions Company

•	EOG Resources Inc

•	EQT Production Company

•	Forest Oil Corporation

•	Linn Operating, Inc.

•	Mariner Energy, Inc.

•	McMoran Oil and Gas Company

•	Newfield Exploration Company

•	Noble Energy, Inc.

•	Petrohawk Energy Corporation

•	Pioneer Natural Resources USA, Inc.

•	Plains Exploration & Production Company

•	Quicksilver Resources Inc.

•	Range Resources Corporation

•	St. Mary Land & Exploration Company

•	Swift Energy Operating, LLC

•	Ultra Petroleum Corp.

•	Whiting Petroleum Corporation

•	XTO Energy, Inc.

     The compensation committee compares each element of compensation for each of our NEOs against compensation for named executive officers within a group of publicly-traded energy companies, referred to as our “Peer Group.” Our Peer Group consists of companies with whom we compete for executive talent and (1) for the most part, are participants in the ECI 2009 Survey, (2) are similar in size of revenues to the Company, and (3) against whom we measure our relative stock price performance for the purposes of our LTI performance awards and a portion of our annual cash bonus awards. The Peer Group, which is periodically reviewed and updated by the compensation committee, consists of companies against which the compensation committee believes we compete for stockholder investment.
     The Peer Group (“Peer Group”) in 2009 consisted of the following companies:
•	ATP Oil and Gas Corporation,

•	Callon Petroleum Company,

•	Energy XXI (Bermuda) Limited,

•	Energy Partners, Ltd.,

•	Mariner Energy, Inc.,

•	McMoRan Exploration Company,

•	Newfield Exploration Company,

•	PetroQuest Energy, Inc.,

•	Swift Energy Company, and

•	W&T Offshore, Inc.
     The compensation committee and management understand the inherent limitations in using any peer group or data set. For example, there are fluctuations in survey participation from year to year and competition for executive talent involves companies potentially much larger than we are. However, we believe we have established a sound review process that seeks to mitigate these limitations. The most important part of the compensation committee’s work begins after the competitive data is received. The compensation committee does not consider benchmark data collected from any of these sources to be prescriptive. Rather, the compensation committee relies upon the information provided by the Compensation Consultant and the data collected regarding the Peer Group and others as reference points around which to make well-informed and reasoned decisions about the appropriate level and form of compensation for each NEO. Other considerations, in addition to benchmark pay data, are individual experience, tenure in position, scope of responsibilities, performance, and any other factors the compensation committee deems relevant in setting compensation.
     Recently, we replaced Callon Petroleum Company with Carrizo Oil & Gas, Inc. in the Peer Group for 2010 due to its more comparable size, focus areas and market capitalization with the other members of the Peer Group. This decision was recommended by our CEO and CFO to the compensation committee before receiving final approval by the Board.
Risks Arising from Compensation Policies and Practices
     We do not believe that risks arising from our compensation policies and practices for employees, including officers, are reasonably likely to have a material adverse effect on the Company. The compensation committee believes that the design and governance of our executive compensation program is consistent with the highest standards of risk management. Rather than determining incentive compensation awards based on a single metric, the compensation committee considers a balanced set of performance measures that collectively best indicate successful management of our assets and strategy. In addition to measurable targets, the compensation committee applies its informed judgment to compensation decisions, taking into account factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to core values. The use of equity awards, vesting over three years for restricted stock and vesting over five years for stock options, aligns our executive officers’ interests with the interests of our stockholders. Together, the features of our executive compensation program are intended to ensure that our compensation opportunities do not encourage excessive risk taking and focus our executives on managing our company toward long-term sustainable value for our stockholders.

Executive Compensation Components
     The components of compensation for our NEOs include:
•	Base salary,

•	Annual cash incentive/discretionary bonus compensation, and

•	Long-term equity incentive compensation.
     A significant percentage of total compensation is allocated to incentive-based compensation as a result of our compensation philosophy. However, we do not follow a strict formula in setting each element of compensation and total compensation. While we do not have an established formula for allocating executive compensation between cash and equity or short-term and long-term compensation, the compensation committee generally endeavors to provide approximately 30% in base salary compensation, 30% in cash incentive compensation and 40% in equity-based compensation, consistent with the objectives set forth under “Compensation Objectives and Philosophy.”
     The percentage mix of direct compensation components for our CEO and the other NEOs during 2009 is summarized below:

		Annual Cash Incentive	Long-Term Equity
Officer	Base Salary	(Bonus)	Incentive*
CEO	18%	19%	63%
Other NEOs (Aggregate)	29%	30%	41%

*	LTI, based on grant date fair value.
     In addition to direct compensation components, total compensation for our NEOs includes perquisites and other benefit plans and programs we maintain. The individual components of total compensation are described in more detail below.
     Base Salary. While the compensation committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the compensation committee has historically adhered to a philosophy of generally providing more conservative base salaries versus the competitive market in combination with more aggressive incentive compensation opportunities in order to strongly emphasize pay-for-performance. This approach has generally resulted in salaries for our NEOs that fall between the 25th and 50th percentiles for our competitive market.
     Executive officer base salaries are based on job responsibilities and individual contribution, with reference to base salary levels of executives in the Peer Group as described above. The compensation committee reviews officer salaries on an annual basis and adjusts them if they deviate substantially from the data reviewed in its market pay analysis. These base salaries are included in determining severance and change in control benefits.
     Upon the recommendation of the CEO and the compensation committee, the Board fixed executive salaries effective January 1, 2009 and has not increased those salaries for 2010, leaving individual NEO salaries at the levels set forth below. This was due to a combination of factors, including (i) the difficult external economic conditions that we experienced in late 2008 and throughout most of 2009, (2) the impact of hurricanes on 2009 production, (3) a large and rapid decrease in the price of our products, and (4) the worldwide financial crisis that impacted our liquidity.

Officer	Salary
D Welch	$520,000
K Beer	330,000
J Wenzel	256,000
R Smith	244,000
A Gates	236,000
     Annual Cash Incentive/Discretionary Bonus Compensation. In February 2005, the Board approved and adopted the Revised (2005) Annual Incentive Compensation Plan, which provides for a maximum incentive pool equal to twice the aggregate base salaries of all our employees for the relevant plan year. In November 2007, the Board amended and restated the 2005 Amended and Restated Stock Incentive Plan to comply with Section 409A of the Internal Revenue Code. The compensation committee is responsible for determining the participants, performance criteria to be used, award levels and allocation of incentive payments. Any allocated incentives are awarded to individuals, including executive officers, based upon a combination of company and individual performance factors. The overall objective for the Plan is to provide a strong motivational tool for our officers and other employees to achieve pre-established company performance targets. Regardless of the performance on any of the objectives, the Board has the authority to suspend or eliminate payment of Plan bonuses for any year if it determines, in its sole discretion, that business conditions or other factors indicate that is in the best interests of our company.
     Targets are a combination of (1) fixed objectives set at the beginning of the performance year and (2) a Board discretionary component that is determined after the end of the performance year.
     In 2009, our assessment of performance under the annual incentive compensation program was based on 75% fixed quantitative targets and a 25% Board discretionary component, which is more subjective and encompasses a broader range of performance criteria. The compensation committee established the following 2009 performance measures for the program and their relative weighting:
•	growing reserves (20%),

•	increasing liquidity (20%),

•	managing total recordable incident rates for safety matters (10%),

•	relative stock performance (25%), and

•	a discretionary portion (25%).
     The reserves measure was the amount of estimated proved reserves booked during 2009 as a result of drilling activity authorized by the 2009 capital expenditures budget. Growing reserves is a critical component of a healthy exploration and production business. Reserves provide the source of production, which is directly converted to revenue to drive the business. Increased reserves translate into increased revenues and, therefore, increased value for the stockholder. The reserves measure for 2009 excluded revisions due to pricing and significant acquisitions. The liquidity measure was added in 2009 because of the overall economic environment at the end of 2008 and early 2009 and our heightened need to maintain liquidity. Liquidity was a very important goal in 2009 given the overall financial crisis, steeply lower commodity prices and residual production impacts from prior year hurricanes. The total recordable incident rate measure is the number of safety incidents per 200,000 man-hours worked for employees and certain contractors. Safety is a bonus target because maintaining a healthy workforce is critical to the organizational capability to develop and execute our business plan. There is also a strong correlation between long term business performance and safety performance. We also believe it is in the interest of stockholders to prevent accidents. The relative ranking of our stock price performance as compared to our Peer Group was added in 2008 to reinforce that compensation is tied to our performance in increasing stockholder value. The discretionary factor is within the sole discretion of the compensation committee and considers company and management performance in response to external conditions and achievement of strategic milestones.
     To achieve the full points allocated for a particular measure, the target number must be achieved, and no points are earned if less than a minimum designated number is achieved. Achieving the stretch amount earns 200% of the points for that measure and should be difficult but highly advantageous for us to achieve. To the extent that performance criteria are met, an incentive pool is generated from which annual cash incentive payments are awarded. The amount of the incentive pool, however, may not exceed twice the aggregate base salaries of all our employees for the relevant plan year.
     On February 5, 2009, the compensation committee and the Board approved the following point allocations for each of the performance measures to be used in determining the annual cash incentive compensation pool for 2009:

Measure	Minimum	Target	Stretch	Target Points
Reserves (Bcfe)	40	60	80	20
Liquidity (excess cash flow in $ millions)	0	$30	$90	20
Safety (total recordable incident rate)	1.05	0.85	0.65	10
Relative Stock Performance	#7	#3	#1	25
Discretionary	—	—	—	25
     Actual 2009 Performance. For 2009, the reserves measure was the amount of estimated proved reserves booked during 2009 as a result of drilling activity authorized by the capital expenditures budget. The reserves measure excluded revisions due to pricing and significant acquisitions. We did not meet the minimum reserves measure and did not earn any points for this measure in 2009.

     The liquidity measure represented the annual excess cash flow generated after capital expenditures but before any debt reduction, share repurchases, debt or equity proceeds, and/or asset sales. This target represented potentially 20 points, but could vary anywhere from 0 to 40 points, depending upon the level of liquidity the executives were able to maintain throughout the year. To achieve the target level of 20 points, we had to have $30 million in liquidity at the end of 2009. We began the year with no available credit on our credit facility. If liquidity were reduced to zero, no points would have been earned, but if liquidity of $90 million or more was achieved, the maximum points would be earned. By controlling spending, accelerating insurance settlements, and increasing production and thus cash flow, we were able to achieve the $90 million stretch target, and the 40 points (200% of 20 points) associated with the stretch target were earned.
     We also achieved the stretch goal of fewer than 0.65 recordable incidents per 200,000 man-hours for safety, earning 20 points (200% of 10 points).
     We achieved fourth place in the relative stock performance measure to earn 19 of the 25 points available for that goal. This is an important measure as it both aligns the interests of executives and shareholders and simultaneously takes into account overall industry economic conditions since the entire Peer Group is dealing with the same commodity price environment. Reaching the target level for this measure earned 25 points, but the points could vary anywhere from 0 to 50 points depending on the relative stock price performance of the common stock. The number of points is linearly interpolated between the number 1 and the number 7 position. To achieve the target 25 points, our stock price had to perform in the top quartile of the Peer Group. This meant that our stock had to close the year in the 3rd best position. Executives earn 0 points if our stock price finished the year below the number 7 position but would earn 50 points if our stock price finished the year as the number 1 performer in the Peer Group. In 2009, our stock finished the year solidly in the top half of the Peer Group in the number 4 position, and we earned 19 of the 25 targeted points.
     Finally, the compensation committee and the Board awarded 21 of the 25 discretionary points due to performance. The compensation committee deemed that management did an excellent job steering the Company in 2009 as evidenced by our (1) hurricane recovery, (2) earning $171 million with our hedging program, (3) performing in the top half and almost in the top quartile in relative stock price performance, and (4) successfully managing liquidity through the financial crisis. The Board decided not to award the full 25 discretionary points because we did not increase reserves in 2009.
     The target points and earned points for each of the performance measures in 2009 are set forth below:

Measure	Target Points	Earned Points
Reserves	20	0
Liquidity	20	40
Safety (total recordable incident rate)	10	20
Relative Stock Performance	25	19
Discretionary	25	21

Total	100	100

     For the 2009 performance year, a Company-wide total of $11.1 million for cash incentive/bonus compensation was paid on March 24, 2010.
     Upon the recommendation of the compensation committee, the Board fixed the annual incentive compensation awards for the NEOs based on 2009 performance, which were paid on March 24, 2010, at the following levels:

Annual Incentive Compensation
Officer	(Bonus and Discretionary)
D. Welch	$540,000
K. Beer	345,000
J. Wenzel	265,000
R. Smith	244,000
A. Gates	236,000
     Awards granted to the NEOs for the 2009 performance year are presented under “Bonus” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

     The compensation committee and the Board have established the following 2010 performance goals to assist in determining the annual cash incentive compensation pool in 2010:

Measure	Minimum	Target	Stretch	Target Points
Reserves (Bcfe)	80	110	150	25
EBITDA ($)	425	475	525	25
Relative Stock Performance	#6	#3	#1	25
Safety (total recordable incident rate)	0.85	0.65	0.45	5
Discretionary	—	—	—	20
     The reserves performance measure represents an increase in estimated proved reserves over the 2009 year-end estimated proved reserves as reported in our Annual Report on Form 10-K after adjusting for 2010 production and divestitures. The increase in reserves may come from a combination of discoveries, performance revisions, price revisions, but excludes acquisitions not incorporated in the capital expenditure budget. The EBITDA performance measure is net income or (loss) from operations plus or (minus) (1) interest expense, (2) provision (benefit) for income taxes, (3) depreciation, depletion and amortization, (4) write-down of oil and gas properties, (5) impairments, (6) accretion on asset retirement obligations, (7) (gains) and losses on sale of assets, and (8) extraordinary (gains) and losses. The relative stock price performance measure is our ranking in stock price performance for 2010 measured against the stock price performance of each of the Peer Group for 2010. The total recordable incident rate performance measure is the number of safety incidents per 200,000 man-hours worked for employees and certain contractors. The discretionary component will be based in part on our 2010 performance in increasing reserves through drilling operations, generating production volumes and keeping operating expenses within the annual guidance provided to investors, upgrading our property base through selected acquisitions and divestitures, increasing our absolute stock price, managing overall risk mitigation and achievement of strategic milestones.
     Long-Term Equity Incentive Compensation. Through long-term incentive compensation, our intent is to provide a substantial forward-looking incentive to our executive officers that (1) emphasizes long-term value creation, (2) aligns the long-term interests of our executive officers with those of our stockholders by directly linking rewards to stockholder return, and (3) fosters meaningful levels of long-term stock ownership by our executive officers. In its considerations of whether or not to make equity grants to our executive officers and, if such grants are made, in its considerations of the size of the grants, our compensation committee considers factors such as the total direct compensation (“TDC”) for each of the NEOs, company-level performance, the applicable executive officer’s performance, comparative share ownership by comparable executives of comparable companies, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards, and the recommendations of management. While there is no formal weighting of these elements, the compensation committee considers each in its analysis. In determining the TDC for each of the NEOs, the compensation committee generally considers total annual compensation for each NEO as previously described and then subtracts base salary and cash incentive bonus awards from targeted total compensation to arrive at the amount of fair value to award as long-term equity incentive grants. In 2009, the compensation committee also considered several other subjective factors in determining the equity-based portion of executive compensation, including individual executive performance against strategic milestones such as positive results in hedging activity, liquidity, risk mitigation, acreage acquisition, new field discoveries and improved share price.
     In 2009, the Board amended and restated our stock incentive plan as the 2009 Amended and Restated Stock Incentive Plan (“Stock Incentive Plan”), which superseded and replaced the prior plan. This plan was approved by our stockholders in May 2009 and (1) increased the number of shares subject to the plan by 1,500,000 shares, (2) increased the maximum number of shares that may be granted to any one individual, (3) eliminated the automatic grant of stock options or restricted shares to nonemployee directors to make such awards entirely at the discretion of the Board, (4) extended the term of the plan to March 23, 2019, and (5) eliminated the limitations on the number of shares that could be the subject of awards granted by the CEO and provided the Board with discretion to put restrictions and limitations on the powers that may be exercised by the CEO. The Stock Incentive Plan currently authorizes the compensation committee to award stock incentives for up to 5,725,000 shares of common stock in the form of stock options and restricted stock.
     In determining total direct compensation (“TDC”) for each of the NEOs, the compensation committee generally considers total annual compensation for each NEO as previously described and then subtracts base salary and cash incentive bonus awards from targeted total compensation to arrive at the amount of fair value to award as long-term equity incentive grants.
     In 2009, the CEO’s awards were based on (1) performance such as delivering on an improved stock price, attaining or exceeding specific targets in three of the four bonus areas, achievement of certain confidential strategic milestones, such as creating additional future investment opportunities, prudent hedging, and judicious cash management, and (2) the extension of the CEO’s employment agreement after having served as President and CEO for more than five years. The awards to the other NEOs in 2009 were based on market data and the achievement of those performance measures described above, as well as consideration of individual performance and contribution to the Company in 2009.
     For 2010, the compensation committee intends to again utilize the same approach to the determination of total direct compensation and to determine long-term incentive awards in the context of aligning executive compensation to company performance in conjunction with considerations such as competitive pressures, retention concerns, emerging industry trends, individual executive performance, future potential, and individual contribution in order to maintain flexibility to react to a volatile marketplace. However, we will generally attempt to adhere to a compensation philosophy that targets providing roughly total direct compensation in alignment with our performance relative to the Peer Group as shown below.

2010 Total Direct Compensation (TDC) Targets
		Company	Company
Officer	Company Underperformance	Market	Overperformance
CEO	10th – 33rd Percentile	33rd – 66th Percentile	66th — 90th Percentile
Other NEO	25th – 33rd Percentile	33rd – 66th Percentile	66th — 75th Percentile
     The ranges for each component of the total direct compensation are shown below.

2010 Target Component Ranges
Officer	Base	Bonus	LTI
CEO	25th Percentile	0-2x	TDC minus Base minus Bonus
Other NEO	25th Percentile	0-2x	TDC minus Base minus Bonus
     In addition, the compensation committee intends to set total direct compensation for 2010 in the context of our percentile performance relative to the performance of the Peer Group and the achievement of specific targets of reserves, EBITDA and safety, as described previously in the discussion on 2010 performance measures. The compensation committee also considers strategic milestones that are not reduced to a formula but that influence its discretionary judgment. These strategic milestones for 2010 include positive results in hedging activity, improvement in absolute stock performance, risk mitigation, managing lease operating expenses, acreage acquisition and new field discoveries. The compensation committee intends to assess each executive’s performance and contribution in terms of total direct compensation relative to the marketplace and then set the fair value of the actual restricted stock grants as the total direct compensation minus base salary and cash incentive and bonus.
     Stock Options and Restricted Stock. The compensation committee may grant non-statutory options at an exercise price equal to the fair market value of our common stock on the date of grant. Options granted to employees typically have 10-year terms, with exercise restrictions that lapse over a five-year period. Options granted to non-employee directors in the past have had five-year terms, with exercise restrictions that lapse over a three-year period. The Stock Incentive Plan requires stockholder approval to amend any outstanding option contract to lower the option price. Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value (average of our high and low stock price) on the grant date. Our long-term performance ultimately determines the value of stock options because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price.
     Awards of restricted stock under our Stock Incentive Plan fully vest over three years, one-third per year with very rare exception at the discretion of the compensation committee.
     In 2009, there was a total of 603,109 shares granted (538,635 shares of restricted stock and 64,474 shares subject to stock options) pursuant to the Stock Incentive Plan.

     In 2009, the compensation committee awarded restricted stock and stock options to the NEOs, at the following levels:

	Restricted Stock	Restricted Stock	Stock Options	Stock Options
NEO	January 15, 2009	September 1, 2009	January 15, 2009	February 17, 2009
D. Welch, CEO	33,000 shares	100,000 shares	20,000	29,474
K. Beer, CFO	18,000 shares	30,000 shares	15,000	—
J. Wenzel	13,000 shares	20,000 shares	—	—
R. Smith	13,000 shares	20,000 shares	—	—
A. Gates	7,000 shares	10,000 shares	—	—
     The shares of restricted stock and stock options granted on January 15, 2009 and February 17, 2009 were based on performance in 2008, and the shares of restricted stock granted on September 1, 2009 were based on performance in 2009. The September 1, 2009 grants were grants that typically would have been granted in January 2010, but the Board decided to accelerate and increase those grants because some of our executives were being contacted by competitors for possible employment during that time. Stock options were granted to the CEO and CFO in light of the competitive marketplace which we operate in.
     Mr. Welch has a provision in his employment agreement providing that, after he has completed five consecutive years of employment as President and CEO, he will not be required to forfeit upon his retirement any unvested stock options or restricted shares that were granted to him and the options will continue to vest and the restrictions will continue to lapse without his being an employee. Mr. Welch completed five consecutive years of employment as President and CEO on April 1, 2009, and, therefore, there is no risk of forfeiture of his equity grants upon his retirement. However, the 100,000 shares of restricted stock awarded to Mr. Welch on September 1, 2009 were specifically conditioned on his agreement to waive any provision in his employment agreement that would result in the lapse of the forfeiture restrictions, which restrictions lapse over three years, one-third per year.
     Relative Share Price Performance Factor. The implementation of the Long-Term Incentive Program (“LTIP”) in 2006 was designed to provide compensation for performance and be competitive for similar positions in the marketplace. The size of the awards under the LTIP is determined by our prior year performance. The defined performance factor is a relative share price factor (“RSPF”) that was designed to yield a value of 0.5 for poor performance and a 1.5 value for outstanding performance. Poor performance is defined as the change in percentage share price being in the bottom of the Peer Group and outstanding performance as the change in percentage share price being in the top of the Peer Group with interpolation as per the table below. Thus, if performance was better than average, the LTI shares awarded would have been greater than the target level, and if performance was worse than average, the LTI shares awarded would have been lower than the target level.
     In 2009, our stock price performance was fourth relative to the Peer Group’s stock price performance, and, therefore, the performance factor was 1.20, such that fifty percent (50%) of the 2009 equity awards were increased by twenty percent (20%) due to this factor for an overall increase of ten percent (10%) for the equity awards. The restricted stock and stock option awards in January 2009 reflected this 2009 performance factor. The restricted stock grant to employees other than officers was 235,500 shares before the adjustment and was 259,057 after the adjustment. The grant to officers (eight officers including the NEOs) was 208,000 before the adjustment and was 228,800 after the adjustment.
     In early 2010, the following awards of restricted stock were made to the NEOs as a result of the 2009 RSPF described above:

Restricted Stock
RSPF
D. Welch	10,000 shares
K. Beer	3,000 shares
J. Wenzel	2,000 shares
R. Smith	2,000 shares
A. Gates	1,000 shares
     The table below shows our possible relative peer position (“RPP”) in the Peer Group and the corresponding RSPF used for 2009 performance. For example, if we are in the number 3 RPP based on relative share price change relative to the Peer Group, then the share multiplier would be 1.3, if we are in the number 11 position, then the share multiplier would be 0.5. For 2009, we were in the number 4 RPP and achieved a 1.2 RSPF. This performance factor, used in granting restricted stock awards for 2009 performance, affects one-half of the targeted number of shares, and, for example, if an executive is targeted for 10,000 shares, one-half of those shares, 5,000 shares, would be multiplied times 1.2 to result in an increase to 6,000 shares and a total award of 11,000 (10,000 plus 1,000 for RSPF) shares. The 2008 RSPF performance had no effect on the size of the awards made in January 2009 because the January 2009 awards were subject to the RPP for 2008, and we were in the number 7 RPP for 2008, which correlated to a RSPF of 1.0 resulting in no increase or decrease in the targeted number of shares.

Relative Peer
Position (RPP)	RSPF	RPP	RSPF
1	1.5	7	1.0
2	1.5	8	0.9
3	1.3	9	0.8
4	1.2	10	0.7
5	1.1	11	0.5
6	1.0
     The compensation committee and the Board revised the above table for RPP and RSPF for 2010, and the revised table is as follows:

Relative Peer
Position (RPP)	RSPF	RPP	RSPF
1	1.5	7	0.9
2	1.4	8	0.8
3	1.3	9	0.7
4	1.2	10	0.6
5	1.1	11	0.5
6	1.0
     Rationale for 2009 Compensation. For 2009, the compensation committee deemed we were a market performer, neither an outperformer nor an underperformer, which translates to a philosophy of paying our NEOs between the 33rd and 66th percentiles based on the ECI 2009 Survey for TDC, with the exact percentile to be determined for each NEO solely in the discretion of the compensation committee.
     In the Summary Compensation Table for the Year Ended December 31, 2009, at page 32 below, we include grants of equity compensation made in September 2009 for competitive reasons that normally would have been made in January 2010. For this reason, the summary compensation totals for 2009 include equity grants made for 2008 compensation as well as grants made for 2009 compensation, and these summary compensation totals correlate to TDC for the NEOs in the 55th percentile of the ECI 2009 Survey. However, the three-year average TDC for the CEO approximated the 33rd percentile, and the three-year average for the other NEOs approximated the 38th percentile based on the ECI 2009 Survey.
     For 2009, Mr. Welch’s base salary was set at the 25th percentile at $520,000, and his cash incentive and discretionary bonus of $540,000, which was slightly above the 1x base pay target, was earned by achievement of goals defined by the Board as stated in the table on page 24 of this proxy. The compensation committee set the percentile range for Mr. Welch’s target TDC within the 33rd to 55th percentile. The value of Mr. Welch’s long-term incentive award was then determined by subtracting the sum of his base salary and cash incentive bonus ($1,060,000) from his target TDC. In 2009, the fair value of his long-term equity incentive award was $1,836,409, which was split between shares of restricted stock and stock options as shown in the Summary Compensation Table on page 32 in the columns titled “Stock Awards” and “Option Awards.”
     The TDC for each of our other NEOs was set similarly to that of our CEO. The compensation committee used a range between the 33rd and 66th percentiles of the ECI 2009 Survey as a guideline in 2009 for TDC, being the lower end of the market performer range. The ECI 2009 Survey data is position specific, and there is a specific pay range for each NEO position. Thus, each NEO has a specific market pay scale depending upon the particular role of each NEO. The compensation committee determined each NEO’s appropriate TDC as shown in the Total column of the Summary Compensation Table referenced above. All of the pay scales used for the NEOs were within the 33rd to 66th percentile of the ECI 2009 Survey. Consistent with the pay-for-performance program, the base salaries were set at the 25th percentile, and the cash incentive bonuses that were earned equaled or slightly exceeded the 1x base salary targets. The compensation committee then determined the value of the long-term equity incentive award for each of the NEOs by subtracting the sum of the base salary and cash incentive bonus from the respective TDC set for each NEO. This resulted in the long-term incentive awards shown in the columns labeled “Stock Awards” and “Options Awards” in the Summary Compensation Table referenced above.
     Perquisites and Other Benefits. Perquisites and other benefits represent a small part of our overall compensation package. These benefits help us attract and retain senior level executives and are reviewed periodically to ensure that they are competitive with industry norms. Past perquisites for Messrs. Beer and Smith included inducements to move to our headquarters in Lafayette, Louisiana, consisting of temporary housing assistance (now expired) with cash payments to cover the tax liability for the imputed value of such assistance. We also sponsor membership in golf or social clubs for certain senior executives who have responsibility for entertainment deemed necessary or desirable to conduct business and recruit employees. In 2009, we paid for Mr. Smith to attend the Advanced Management Program at Harvard Business School for approximately two months at a total cost of approximately $64,142, but we do not consider this expense to be a perquisite because we believe this educational training is integral to Mr. Smith’s present and future contributions and because we make educational training available to all of our key employees.
     The NEOs also participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits that are available to all employees on a non-discriminatory basis. However, we continue to pay life insurance premiums for policies that were purchased for the benefit of our officers in prior years, with Mr. Gates being the only current NEO with such a policy. Our Employee Benefit Plan (restated on January 1, 2008, revised on January 1, 2009) provides health and welfare benefits for all of our employees.
     401(k) Plan. To provide employees with retirement savings in a tax efficient manner, under our 401(k) profit sharing plan, eligible employees are permitted to defer receipt of up to 60% of their compensation up to a maximum amount, plus up to an additional $5,500 catch-up adjustment for employees age 50 or over (subject to certain limitations imposed under the Code). The plan provides that a discretionary match of employee deferrals, before catch-up adjustments, may be made by us, at our discretion, in cash or shares of common stock. During the year ended December 31, 2009, and since the inception of this plan, we have made annual matching contributions of $1.00 for every $2.00 contributed by an employee, excluding catch-up contributions.
     Deferred Compensation Plan. To provide employees with retirement savings in a tax efficient manner, the Stone Energy Corporation Deferred Compensation Plan provides eligible executives and other highly compensated individuals with the option to defer up to 100% of their compensation for a calendar year, and the compensation committee may, at its discretion, match a portion or all of the participant’s deferral based upon a percentage determined by the Board. The amounts held under the plan are invested in various investment funds maintained by a third party in accordance with the direction of each participant. During the year ended December 31, 2009, and since the inception of this plan, there were no matching contributions made by us, and the compensation committee does not anticipate any matching contributions in 2010.
     Severance Plan and Change of Control Plans. Our severance and change of control plans are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. We believe that providing consistent, competitive levels of severance protection to senior executives helps minimize distraction during times of uncertainty and helps to retain key employees. The severance plans provide benefits to ease an employee’s transition due to the unexpected employment termination by our company due to ongoing changes in our employment needs. The compensation committee is responsible for administering these policies and plans.
     Tax Deductibility of Compensation. The compensation committee considers the expected tax treatment to our company and its executive officers as one of the factors in determining compensation matters. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation expenses in excess of $1.0 million to a covered employee in any fiscal year, although certain qualifying performance-based compensation is not subject to the limits on deductibility. The compensation committee currently considers the deductibility under Section 162(m) of compensation of its executives to the extent reasonably practical and consistent with our objectives, but the compensation committee may nonetheless approve compensation that does not fall within these requirements. The compensation committee may authorize compensation that results in amounts above the limits if it determines that such compensation is in the best interests of our company. None of our officers or employees received more than $1.0 million in base salary in 2007, 2008 or 2009.

     Sections 280G and 4999. We provide Messrs. Welch and Beer with certain tax protection in the form of a gross-up payment to reimburse them for any excise tax that might be incurred under Section 4999 of the Internal Revenue Code of 1986, as amended, as well as any additional income taxes resulting from such reimbursement. Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. Aggregate payments as a result of a change of control must exceed three times the executive’s base amount in order to be considered a parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to these executives who are displaced in the event of a change of control. We believe the provision of tax protection for excess parachute payments for these executive officers is consistent with market practice, is a valuable executive retention tool, and is consistent with the objectives of our overall executive compensation program.
     Section 409A. We have amended our plans as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
     Accounting for Stock-Based Compensation. We are accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718.
     Stock Ownership Guidelines. On November 20, 2008, the Board adopted Stock Ownership Guidelines, which were amended on April 1, 2009, for our directors and officers. These guidelines are designed to further align the interests of our officers and directors with those of our stockholders and are summarized below.
     Executives and directors are required to meet the following ownership levels by the later of December 31, 2013 or within five years of being promoted or elected to their position. The following stock ownership guidelines will apply, based on the annual salary in effect for each applicable individual as of January 1 of the applicable year:

Individual	Multiple of Salary
Chief Executive Officer	Five times salary
Nonemployee Director	Four times annual stipend or retainer
Senior Vice President	Three times salary
Vice President	Two times salary
     Among other terms, the guidelines provide that (1) restricted stock will be included in determining the stock ownership of an individual and (2) the value of our stock as of December 31 of a given year used in determining the number of shares needed to comply with the guidelines will be the average price of our stock during the previous month of August of that same calendar year. For each officer, the guidelines will be reduced 15% per year beginning on the 61st anniversary of the birth date of the officer, such that the officer need comply with only 85% of the guidelines after age 61, 70% after age 62, 55% after age 63, 40% after age 64, and 25% after age 65 and thereafter until retirement from or other termination of employment with our company. The Board of Directors may amend or terminate these stock ownership guidelines in its sole discretion, at any time or from time to time, in the aggregate or for any individual, based on market conditions or an individual’s circumstances or for any other reason.

COMPENSATION COMMITTEE REPORT
The compensation committee does hereby state that:
(A)	The compensation committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management; and

(B)	Based on the review and discussions with management, the compensation committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in Stone Energy Corporation’s proxy statement and incorporated by reference into Stone Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Compensation Committee,
George R. Christmas — Chairman
B.J. Duplanits
Peter D. Kinnear
John P. Laborde
David R. Voelker

EXECUTIVE COMPENSATION
Summary Compensation
     The following table sets forth the compensation earned by the NEOs for services rendered in all capacities to our company and its subsidiaries for the fiscal years ended December 31, 2009, December 31, 2008, and December 31, 2007.

SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2009
						Non-Equity
						Incentive
						Plan	All Other
				Stock	Option	Compen-	Compen-
Name and			Bonus	Awards	Awards	sation	sation	Total
Principal Position	Year	Salary ($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
David H. Welch	2009	$520,000	$113,400	$1,601,650	$234,759	$426,600	$20,099	$2,916,508
President and Chief	2008	500,000	—	1,256,344	612,750	200,000	18,506	2,587,600
Executive Officer	2007	465,000	136,250	663,800	204,900	408,750	17,864	1,896,564

Kenneth H. Beer	2009	330,000	72,450	561,900	86,100	272,550	9,289	1,332,289
Senior Vice President,	2008	320,000	—	753,806	367,650	128,000	7,750	1,577,206
Chief Financial Officer	2007	295,000	87,500	331,900	136,600	262,500	13,616	1,127,116

Jerome F. Wenzel, Jr.	2009	256,000	55,650	384,650	—	209,350	8,580	914,230
Senior Vice President,	2008	250,000	—	452,284	—	100,000	7,990	810,274
Operations/Exploitation	2007	230,000	72,500	298,710	—	217,500	7,750	826,460

Richard L. Smith	2009	244,000	51,240	384,650	—	192,760	8,520	881,170
Senior Vice President,	2008	230,000	—	710,438	—	92,000	58,110	1,090,548
Exploration and Business	2007	102,026	—	353,800	—	—	35,773	491,599
Development

Andrew L. Gates, III	2009	236,000	49,560	197,350	—	186,440	12,140	681,490
Senior Vice President,	2008	230,000	—	351,776	—	92,000	11,610	685,386
General Counsel,	2007	220,000	55,000	232,330	—	165,000	11,540	683,870
Secretary

(1)	The amounts reflected in this column were discretionary awards granted by the compensation committee pursuant to the Annual Incentive Compensation Plan. Please see “Compensation Discussion and Analysis – Annual Cash Incentive/Discretionary Bonus Compensation.”

(2)	Restricted stock awards prior to May 2009 were made pursuant to our 2004 Amended and Restated Stock Incentive Plan, and subsequent restricted stock awards were made pursuant to our 2009 Amended and Restated Stock Incentive Plan. The values shown in this column reflect the aggregate grant date fair value of restricted stock awards granted in each year, computed in accordance with FASB ASC Topic 718. The value ultimately received by the executive may or may not be equal to the values reflected above. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a complete description of the valuation, including the assumptions used.

(3)	Stock option awards prior to May 2009 were made pursuant to our 2004 Amended and Restated Stock Incentive Plan, and subsequent stock option awards were made pursuant to our 2009 Amended and Restated Stock Incentive Plan. The values shown in this column reflect the aggregate grant date fair value of stock option awards granted in each year, computed in accordance with FASB ASC Topic 718. The value ultimately received by the executive may or may not be equal to the values reflected above. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a complete description of the valuation, including the assumptions used.

(4)	The amounts reflected in this column relate to the performance-based components of our Annual Cash Incentive Compensation Plan. Please see “Compensation Discussion and Analysis – Annual Cash Incentive/Discretionary Bonus Compensation.”

(5)	The following table provides detail for the All Other Compensation column for each of the NEOs in 2009:

	Mr. Welch	Mr. Beer	Mr. Wenzel	Mr. Smith	Mr. Gates
Company 401(k) match	$8,250	$8,250	$8,250	$8,250	$8,250
Life insurance premiums	—	—	—	—	3,500
Annual dues for club memberships	11,849	1,039	330	270	390

	$20,099	$9,289	$8,580	$8,520	$12,140

The following table provides detail for the All Other Compensation column for each of the NEOs in 2008:

	Mr. Welch	Mr. Beer	Mr. Wenzel	Mr. Smith	Mr. Gates
Company 401(k) match	$7,750	$7,750	$7,750	$7,750	$7,750
Life insurance premiums	—	—	—	—	3,500
Annual dues for club memberships	10,756	—	240	360	360
Housing allowance	—	—	—	50,000	—

	$18,506	$7,750	$7,990	$58,110	$11,610

The following table provides detail for the All Other Compensation column for each of the NEOs in 2007:

	Mr. Welch	Mr. Beer	Mr. Wenzel	Mr. Smith	Mr. Gates
Company 401(k) match	$7,750	$7,750	$7,750	$3,878	$7,750
Life insurance premiums	—	—	—	—	3,500
Annual dues for club memberships	10,114	60	—	120	290
Housing allowance	—	4,000	—	21,893	—
Tax gross-up on housing allowance	—	1,806	—	9,882	—

	$17,864	$13,616	$7,750	$35,773	$11,540

Grants of Plan Based Awards
     The following table discloses information concerning each grant of an award made during 2009 under any plan for the NEOs. It also discloses potential future payouts under our non-equity incentive plan.

GRANT OF PLAN BASED AWARDS TABLE FOR THE YEAR ENDED DECEMBER 31, 2009
				All Other	All Other
				Stock	Option	Exercise
		Estimated Future		Awards:	Awards:	or Base	Grant Date
		Payouts Under Non-		Number of	Number of	Price of	Fair Value of
		Equity Incentive Plan		Shares of	Securities	Option	Stock and
		Awards (1)		Stock or	Underlying	Awards	Option
	Grant	Target	Maximum	Units	Options	($/Sh)	Awards
Name	Date	($)	($)	(#)	(#)	(2)	($) (3)
David H. Welch	1/15/09	—	—	33,000	—	—	$331,650
	1/15/09	—	—	—	20,000	$10.05	114,800
	2/17/09	—	—	—	29,474	6.97	119,959
	9/01/09	—	—	100,000	—	—	1,270,000
	—	$520,000	$1,040,000	—	—	—	—

Kenneth H. Beer	1/15/09	—	—	18,000	—	—	$180,900
	1/15/09	—	—	—	15,000	$10.05	86,100
	9/01/09	—	—	30,000	—	—	381,000
	—	$330,000	$660,000	—	—	—	—

Jerome F. Wenzel, Jr.	1/15/09	—	—	13,000	—	—	$130,650
	9/01/09	—	—	20,000	—	—	254,000
	—	$256,000	$512,000	—	—	—	—

Richard L. Smith	1/15/09	—	—	13,000	—	—	$130,650
	9/01/09	—	—	20,000	—	—	254,000
	—	$244,000	$488,000	—	—	—	—

Andrew L. Gates, III	1/15/09	—	—	7,000	—	—	$70,350
	9/01/09	—	—	10,000	—	—	127,000
	—	$236,000	$472,000	—	—	—	—

(1)	These columns show the range of possible payouts under the performance and discretionary based portions of our Annual Cash Incentive Compensation Plan. For 2009, achieving the targets for each of the four performance measures under the Annual Cash Incentive Compensation Plan would have earned 75 points or 75% of the employee’s targeted bonus opportunity, plus up to 25% as a discretionary amount. Similarly, achieving the stretch goals for each performance measure would have earned 150 points or 150% of the employee’s targeted incentive award opportunity, plus up to 50% as a discretionary amount. Thus, achieving the targets could have resulted in an award of 100% and achieving the stretch goals could have resulted in a maximum award of 200%. If none of the minimums are achieved and if no discretionary amount is awarded, then no cash incentive award would be granted under the Annual Cash Incentive Compensation Plan. No threshold exists for the NEOs. Please read “Compensation Discussion and Analysis – Executive Compensation Components – Annual Cash Incentive/Discretionary Bonus Compensation” for additional information.

(2)	Option exercise price represents average of our high and low sales prices of our common stock on date of grant.

(3)	Calculated in accordance with FASB ASC Topic 718 as described in footnotes 2 and 3 to the Summary Compensation Table.
     On January 15, 2010, Mr. Welch was granted 10,000 shares of restricted stock, Mr. Beer was granted 3,000 shares of restricted stock, Messrs. Smith and Wenzel were each granted 2,000 shares of restricted stock, and Mr. Gates was granted 1,000 shares of restricted stock. Except as described below with respect to Mr. Welch, the forfeiture restrictions on the restricted stock lapse 33.3% each year over a three-year period. These 2010 grants were related to 2009 performance. These grants will be shown in the Grants of Plan Based Awards Table for the year ended December 31, 2010. Mr. Welch has a provision in his employment agreement providing that, after he has completed five consecutive years of employment as President and CEO, the Board will agree that he will not be required to forfeit upon his retirement any unvested stock options or restricted shares that were granted to him and the options will continue to vest and the restrictions will continue to lapse without his being an employee. Mr. Welch completed five consecutive years of employment as President and CEO on April 1, 2009, and, therefore, there is no risk of forfeiture upon his retirement. However, the 100,000 shares of restricted stock awarded to Mr. Welch on September 1, 2009 were specifically conditioned on his agreement to waive any provision in his employment agreement that would result in the lapse of the forfeiture restrictions, which restrictions lapse over three years, one-third per year.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     The following narrative provides additional information about the various compensation plans, programs and policies reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table for the year ended December 31, 2009.
Employment-Related Agreements with NEOs
     The terms governing our employment, and compensation, of Messrs. Welch, Beer and Smith are outlined in individual employment agreements. For a description of the material terms of the agreements in place with each of these officers during 2009, please see “Employment Agreements, Termination of Employment, Severance and Change-in-Control Plans – Employment Agreements” below. We do not maintain employment agreements with any other NEOs.
Fiscal 2009 Salary
     The NEOs were paid base salaries during fiscal year 2009 as follows:

Officer	Salary
D. Welch	$520,000
K. Beer	330,000
J. Wenzel	256,000
R. Smith	244,000
A. Gates	236,000
Fiscal 2009 Annual Cash Incentive Compensation
     On March 24, 2010, the NEOs were paid the following amounts under our Annual Incentive Compensation Plan for 2009 performance:

	Discretionary	Performance-Based
Officer	Amount	Amount	Total Award
D. Welch	$113,400	$426,600	$540,000
K. Beer	72,450	272,550	345,000
J. Wenzel	55,650	209,350	265,000
R. Smith	51,240	192,760	244,000
A. Gates	49,560	186,440	236,000
     For additional information concerning our Annual Cash Incentive Compensation Plan and the 2009 awards, please see “Compensation Discussion and Analysis—Annual Cash Incentive/Discretionary Bonus Compensation.”
Salary and Bonus in Proportion to Total Compensation
     The following table sets forth the percentage of each of the NEO’s total compensation that we paid in the form of base salary and discretionary cash bonuses.

		Percentage of Total
Name	Year	Compensation
David H. Welch	2009	37%
	2008	27%
	2007	53%

Kenneth H. Beer	2009	51%
	2008	28%
	2007	57%

Jerome F. Wenzel, Jr.	2009	58%
	2008	43%
	2007	63%

Richard L. Smith	2009	56%
	2008	30%
	2007	21%*

Andrew L. Gates, III	2009	70%
	2008	47%
	2007	64%

*Mr. Smith began his employment with us in July 2007, and this percentage was based on a partial year.

Equity Awards
     The compensation committee awarded restricted stock and stock options to the NEOs in January 2009, stock options in February 2009 and restricted stock in September 2009. For a discussion of these awards, including exercise restrictions, vesting provisions and forfeiture provisions, please see “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”
Outstanding Equity Awards at Fiscal Year-End
     The following table contains information concerning the number and value of outstanding and unexercised options as well as the number and value of unvested restricted stock awards at December 31, 2009.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards						Stock Awards
		Number of	Number of					Number of
		Securities	Securities					Shares or		Market Value of
		Underlying	Underlying		Option			Units of Stock		Shares or Units of
	Option	Unexercised	Unexercised		Exercise	Option	Stock	That Have		Stock That Have
	Grant	Options (#)	Options (#)		Price	Expiration	Award	Not Vested		Not Vested
Name	Date	Exercisable	Unexercisable		($)	Date	Grant Date	(#)		($) (1)

David H. Welch	4/1/2004	100,000	—		$48.90	4/1/2014
	6/16/2005	24,000	6,000	(2)	48.29	6/16/2015
	2/7/2006	9,000	6,000	(3)	47.75	2/7/2016
	1/9/2007	6,000	9,000	(4)	33.19	1/9/2017
	1/15/2008	5,000	20,000	(5)	44.67	1/15/2018
	1/15/2009	—	20,000	(6)	10.05	1/15/2019
	2/17/2009	—	29,474	(7)	6.97	2/17/2019
							1/9/2007	6,667	(12)	$120,339
							1/15/2008	18,750	(12)	338,438
							1/15/2009	33,000	(12)	595,650
							9/1/2009	100,000	(13)	1,805,000

Kenneth H. Beer	8/1/2005	24,000	6,000	(8)	$53.20	8/1/2015
	1/9/2007	4,000	6,000	(9)	33.19	1/9/2017
	1/15/2008	3,000	12,000	(10)	44.67	1/15/2018
	1/15/2009	—	15,000	(11)	10.05	1/15/2019
							1/9/2007	3,333	(14)	$60,161
							1/15/2008	11,250	(15)	203,063
							1/15/2009	18,000	(16)	324,900
							9/1/2009	30,000	(17)	541,500

Jerome F. Wenzel, Jr.	10/1/2004	10,000	—		$44.04	10/1/2014
							1/9/2007	3,000	(18)	$54,150
							1/15/2008	6,750	(19)	121,838
							1/15/2009	13,000	(20)	234,650
							9/1/2009	20,000	(21)	361,000

Richard L. Smith	—	—	—		—	—	7/23/2007	3,333	(22)	$60,161
							1/15/2008	6,000	(23)	108,300
							5/15/2008	3,000	(24)	54,150
							1/15/2009	13,000	(25)	234,650
							9/1/2009	20,000	(26)	361,000

Andrew L. Gates, III	11/14/2003	800	—		$36.46	11/14/2013
							1/9/2007	2,333	(27)	$42,111
							1/15/2008	5,250	(28)	94,763
							1/15/2009	7,000	(29)	126,350
							9/1/2009	10,000	(30)	180,500

(1)	The market value shown was determined by multiplying the number of unvested shares of stock by $18.05, which was the closing market price of our common stock on December 31, 2009.

(2)	Stock options that are now vested and become exercisable on June 16, 2010.

(3)	Stock options that are now vested and become exercisable as follows: 3,000 on February 7, 2010 and 3,000 on February 7, 2011.

(4)	Stock options that are now vested and become exercisable as follows: 3,000 on January 9, 2010; 3,000 on January 9, 2011; and 3,000 on January 9, 2012.

(5)	Stock options that are now vested and become exercisable as follows: 5,000 on January 15, 2010; 5,000 on January 15, 2011; 5,000 on January 15, 2012; and 5,000 on January 15, 2013.

(6)	Stock options that are now vested and become exercisable as follows: 4,000 on January 15, 2010; 4,000 on January 15, 2011; 4,000 on January 15, 2012; 4,000 on January 15, 2013; and 4,000 on January 15, 2014.

(7)	Stock options that are now vested and become exercisable as follows: 5,895 on February 17, 2010; 5,895 on February 17, 2011; 5,895 on February 17, 2012; 5,895 on February 17, 2013; and 5,894 on February 17, 2014.

(8)	Stock options that fully vest and become exercisable on August 1, 2010.

(9)	Stock options that vest and become exercisable as follows: 2,000 on January 9, 2010; 2,000 on January 9, 2011; and 2,000 on January 9, 2012.

(10)	Stock options that vest and become exercisable as follows: 3,000 on January 15, 2010; 3,000 on January 15, 2011; 3,000 on January 15, 2012; and 3,000 on January 15, 2013.

(11)	Stock options that vest and become exercisable as follows: 3,000 on January 15, 2010; 3,000 on January 15, 2011; 3,000 on January 15, 2012; 3,000 on January 15, 2013; and 3,000 on January 15, 2014.

(12)	Restricted stock for which restrictions lapsed on April 1, 2009.

(13)	The restrictions on these shares of restricted stock will lapse as follows: 33,333 on September 1, 2010; 33,333 on September 1, 2011; and 33,334 on September 1, 2012.

(14)	The restrictions on these shares of restricted stock lapsed on January 9, 2010.

(15)	The restrictions on these shares of restricted stock will lapse as follows: 5,625 on January 15, 2010 and 5,625 on January 15, 2011.

(16)	The restrictions on these shares of restricted stock will lapse as follows: 6,000 on January 15, 2010; 6,000 on January 15, 2011; and 6,000 on January 15, 2012.

(17)	The restrictions on these shares of restricted stock will lapse as follows: 10,000 on September 1, 2010; 10,000 on September 1, 2011; and 10,000 on September 1, 2012.

(18)	The restrictions on these shares of restricted stock lapsed on January 9, 2010.

(19)	The restrictions on these shares of restricted stock will lapse as follows: 3,375 on January 15, 2010 and 3,375 on January 15, 2011.

(20)	The restrictions on these shares of restricted stock will lapse as follows: 4,333 on January 15, 2010; 4,333 on January 15, 2011; and 4,334 on January 15, 2012.

(21)	The restrictions on these shares of restricted stock will lapse as follows: 6,666 on September 1, 2010; 6,667 on September 1, 2011; and 6,667 on September 1, 2012.

(22)	The restrictions on these shares of restricted stock will lapse on July 23, 2010.

(23)	The restrictions on these shares of restricted stock will lapse as follows: 3,000 on January 15, 2010 and 3,000 on January 15, 2011.

(24)	The restrictions on these shares of restricted stock will lapse as follows: 1,500 on May 15, 2010 and 1,500 on May 15, 2011.

(25)	The restrictions on these shares of restricted stock will lapse as follows: 4,333 on January 15, 2010; 4,333 on January 15, 2011; and 4,334 on January 15, 2012.

(26)	The restrictions on these shares of restricted stock will lapse as follows: 6,666 on September 1, 2010; 6,667 on September 1, 2011; and 6,667 on September 1, 2012.

(27)	The restrictions on these shares of restricted stock lapsed on January 9, 2010.

(28)	The restrictions on these shares of restricted stock will lapse as follows: 2,625 on January 15, 2010 and 2,625 on January 15, 2011.

(29)	The restrictions on these shares of restricted stock will lapse as follows: 2,333 on January 15, 2010; 2,333 on January 15, 2011; and 2,334 on January 15, 2012.

(30)	The restrictions on these shares of restricted stock will lapse as follows: 3,333 on September 1, 2010; 3,333 on September 1, 2011; and 3,334 on September 1, 2012.

Option Exercises and Stock Vested
     The following table sets forth information regarding the number of stock awards vested, and the related value received during 2009 for the NEOs. There were no stock option exercises during 2009.
OPTION EXERCISES AND STOCK VESTED TABLE
FOR THE YEAR ENDED DECEMBER 31, 2009

	Stock Awards
	Number of
	Shares	Value Realized
	Acquired	on
	on Vesting	Vesting
Name	(#)	($)
David H. Welch	28,231	$249,435
Kenneth H. Beer	8,958	96,460
Jerome F. Wenzel, Jr.	6,375	69,859
Richard L. Smith	7,833	67,866
Andrew L. Gates, III	4,958	54,330
Nonqualified Deferred Compensation
The following table sets forth information regarding nonqualified deferred compensation during 2009 for the NEOs.
NONQUALIFIED DEFERRED COMPENSATION TABLE
FOR THE YEAR ENDED DECEMBER 31, 2009

	Executive	Aggregate	Aggregate
	Contributions	Earnings	Balance at Last
	in Last FY	in Last FY	FYE
Name	($) (1)	($)	($) (2)
David H. Welch	$208,391	$213,151	$2,990,764
Kenneth H. Beer	35,333	169,468	531,245
Jerome F. Wenzel, Jr.	—	8,484	33,683
Richard L. Smith	—	—	—
Andrew L. Gates, III	—	72,002	270,357

(1)	Reflects the following amounts for each of the following NEOs that are reported as compensation to the officer in the Summary Compensation Table: Mr. Welch – $208,391 and Mr. Beer – $35,333.

(2)	The following portions of the aggregate balance amounts for each of the NEOs were reported as compensation to the officer in the Summary Compensation Table in previous fiscal years: Mr. Welch — $1,005,272 for the year ended December 31, 2008 and $839,677 for the year ended December 31, 2007 and Mr. Beer — $171,082 for the year ended December 31, 2008 and $211,523 for the year ended December 31, 2007.
     Our Deferred Compensation Plan provides eligible executives and other highly compensated individuals with the option to defer up to 100% of their base salary and/or 100% of their bonus for a calendar year, and the compensation committee may, at its discretion, match all or a portion of the participant’s deferral based upon a percentage determined by the Board. Deferral elections are made separately for salary and/or bonus not later than December for amounts to be earned in the following year. In addition, the Board may elect to make discretionary profit sharing contributions to the plan. Since the inception of the plan we have not made matching or profit sharing contributions, and the compensation committee does not anticipate making any matching or profit sharing contributions in 2010.
     All employee contributions to the plan and investment returns on those contributions are fully vested, and there have not been any company contributions to the plan. Distributions due to termination of employment will be made as a lump-sum cash payment or in installments, based on the participant’s election and subject to the six-month delay of distributions imposed on certain of our key employees by Section 409A of the Internal Revenue Code. Distributions upon a “change of control” (as defined in the plan) will be made in a lump sum. The amounts held under the plan are invested in various investment funds maintained by a third party in accordance with the direction of each participant. Investment options under the plan are identical to the investment options available to participants in our 401(k) Profit Sharing Plan. Both the Deferred Compensation Plan and the 401(k) Profit Sharing Plan utilize a mutual fund investment window that enables participants to elect a wide variety of mutual funds. Participants may change their investment elections daily. The investment funds and rate of return for the year ended December 31, 2009, for the investment options actually elected by one or more the NEOs for all or any portion of 2009 are as follows:
•	David H. Welch – Stock investments include Fidelity Contrafund, Fidelity International Discovery, Fidelity Select Healthcare Fund, Fidelity Retirement Money Market Fund and Fidelity Retirement Government Money Market Fund with a combined rate of return for the year ended December 31, 2009 of 7.2%.

•	Kenneth H. Beer – Stock investments include Fidelity Leveraged Co. Stock Fund, Fidelity Diversified International Fund, Fidelity Small Cap Stock Fund and Spartan US Equity Index with a combined rate of return for the year ended December 31, 2009 of 42.6%.

•	Jerome F. Wenzel, Jr. – Stock investments include Fidelity Cap Appreciation Fund, Fidelity Spartan US Equity Index, Baron Asset Fund, Fidelity Value Fund and Fidelity Diversified International with a combined rate of return for the year ended December 31, 2009 of 33.7%.

•	Andrew L. Gates, III — Stock investments include Fidelity Mega Cap Fund, Fidelity Balanced Fund, Fidelity Convertible Securities Fund and Fidelity Strategic Income Fund with a combined rate of return for the year ended December 31, 2009 of 36.3%.
Potential Payment Upon Termination or Change of Control
     The table below reflects the amount of compensation to each of the NEOs in the event of termination of such executive’s employment. The amount of compensation payable to each NEO upon “Involuntary Termination” occurring outside of the “Change of Control Period,” “Involuntary Termination” occurring on the date of a “Change of Control,” voluntary termination, or in the event of disability or death of the executive is shown below. As used in this proxy statement, the term “Change of Control Period” refers to (1) the 24-month period following a “Change of Control” in the case of Messrs. Welch and Beer and (2) the 12-month period following a “Change of Control” in the case of Messrs. Wenzel, Smith and Gates. The other key terms are based upon the definitions in our Executive Change of Control and Severance Plan, as amended and restated effective as of December 31, 2008 (the “Executive Plan”). The amendment and restatement of the Executive Plan also replaced and superseded our Executive Change in Control Severance Policy that was maintained for certain designated executives (specifically, Messrs. Welch and Beer). The key terms that are based upon definitions in the Executive Plan are described in greater detail below:
•	“Cause” means any termination of an executive’s employment by reason of the executive’s willful and continued failure to perform substantially their duties after written notice of such failure has been given to the executive, or the willful engaging by the executive in conduct that is materially injurious to the Company, monetarily or otherwise.

•	A “Change of Control” is generally deemed to have occurred if the event described in any of the following paragraphs has occurred:
•	any person is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the combined voting power of our securities (though not including securities that were acquired directly from our company);

•	the Board of Directors as of December 31, 2008 fails to constitute the majority of the members of the Board, unless the Board members replacing the current members were appointed or elected by the current Board or by members of the Board previously so appointed or elected;

•	an arrangement, merger or consolidation of our company other than a transaction that would: (1) result in our voting securities outstanding immediately prior to such transaction continuing to represent at least 65% of the combined voting power of our securities or the surviving entity or any parent thereof outstanding immediately after such transaction, or (2) result in an arrangement, merger or consolidation which is effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities; or

•	our stockholders approve a plan of complete liquidation or dissolution of our company, or there is a sale or disposition of all or substantially all of our assets.

•	“Good Reason” means the occurrence (without the executive’s express written consent) on or within any Change of Control Period of any one of the following acts by us:
•	a material reduction in the executive’s annual base salary as in effect on the date of the Change of Control or as increased thereafter (except for certain across-the-board salary reductions);

•	a material diminution in the authority, duties or responsibilities of the executive as in effect immediately prior to the Change of Control; or

•	a requirement that the executive transfer to a work location that is more than 50 miles from such executive’s principal work location immediately prior to the Change of Control.
•	An “Involuntary Termination” means any termination of the executive’s employment by us other than for Cause or a termination by the executive during a Change of Control Period for a Good Reason.
     The following assumptions were used in determining the amounts below in the Potential Payment Upon Termination or Change of Control Table:
•	All terminations would be effective as of December 31, 2009 (the last business day of 2009).

•	Mr. Welch’s employment agreement requires us to provide him with one year’s prior written notice in order to terminate his employment. The amounts reported in the table below do not include any compensation or benefits that would be paid or provided to Mr. Welch during the one-year period from the date notice of termination of his employment was provided to the date of such termination.

•	The closing share price of our common stock as of December 31, 2009 was $18.05. The closing price of our stock on the New York Stock Exchange on March 25, 2010 was $17.16, which could change the payout in the event of a Change of Control. There can be no assurance that a Change of Control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

•	The actual amounts to be paid can only be determined at the time of such executive’s separation from our company. The cash incentive compensation, for example, is a pro rata share of the bonus opportunity for the year up to the date of termination at the then projected year-end rate of payout in an amount, if any, as determined by the compensation committee in its sole discretion.

•	Outplacement services are not to exceed a cost to us of 5% of the base annual salary of the executive.

•	Vacation pay assumes the executive has not used any vacation days and is being paid for all unused days.

•	The 401(k) match assumes the executive is eligible for the maximum contribution.

•	Tax gross-up payments reflect the amount payable to the executives to offset any excise tax imposed under the Internal Revenue Code. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of calendar years 2004 through 2008. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is equal to or greater than three times the base amount, then the excess parachute payment is subject to an excise tax. The calculation of the gross up amounts are based upon an excise tax rate under Section 4999 of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. We have also made the assumptions that (1) no amounts will be discounted as attributable to reasonable compensation, (2) all cash severance payments are contingent upon a Change of Control, and (3) we could rebut the presumption required under applicable regulations that the equity awards granted in 2009 were contingent upon a Change of Control.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL TABLE

		Involuntary	Involuntary	Voluntary
		Termination	Termination	Termination (Other
		Occurring	Occurring on	than a Good Reason
		Outside of a	Date of a	Termination Occurring
		Change of	Change of	During a Change of
Name	Benefit	Control Period	Control	Control Period)	Death	Disability
David H. Welch	Severance (1)	$3,109,600	$3,109,600	$—	(2)	(2)
	Cash incentive compensation (4)	520,000	520,000	—	—	—
	Tax gross-up payment (5)	—	1,655,980	—	—	—
	Outplacement (6)	26,000	26,000	—	—	—
	401(k) match (7)	—	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	—	—	—
	Stock options and restricted
	stock — accelerated vesting (9)	—	1,805,000	—	—	—
	Vacation pay (10)	50,000	50,000	50,000	—	—

	Total	$3,711,051	$7,180,281	$58,250	$8,250	$8,250

Kenneth H.Beer	Severance (1)	$1,973,400	$1,973,400	$—	(2)	(2)
	Cash incentive compensation (4)	330,000	330,000	—	—	—
	Tax gross-up payment (5)	—	997,077	—	—	—
	Outplacement (6)	16,500	16,500	—	—	—
	401(k) match (7)	—	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	—	—	—
	Stock options and restricted
	stock —
	accelerated vesting (9)	—	1,249,623	—	—	—
	Vacation pay (10)	31,731	31,731	31,731	—	—

	Total	$2,357,082	$4,612,032	$39,981	$8,250	$8,250

Jerome F.	Severance (3)	$256,000	$765,440	$—	(2)	(2)
Wenzel, Jr.	Cash incentive compensation (4)	256,000	256,000	—	—	—
	Tax gross-up payment	—	—	—	—	—
	Outplacement (6)	12,800	12,800	—	—	—
	401(k) match (7)	—	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	—	—	—
	Stock options and
	restricted stock —
	accelerated vesting (9)	—	771,638	—	—	—
	Vacation pay (10)	24,615	24,615	24,615	—	—

	Total	$554,866	$1,844,194	$32,865	$8,250	$8,250

Richard L.	Severance (3)	$244,000	$729,560	$—	(2)	(2)
Smith	Cash incentive
	compensation (4)	244,000	244,000	—	—	—
	Tax gross-up payment	—	—	—	—	—
	Outplacement (6)	12,200	12,200	—	—	—
	401(k) match (7)	—	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	—	—	—
	Stock options and restricted
	stock — accelerated vesting (9)	—	818,261	—	—	—
	Vacation pay (10)	23,462	23,462	23,462	—	—

	Total	$529,113	$1,841,184	$31,712	$8,250	$8,250

Andrew L.	Severance (3)	$236,000	$705,640	$—	(2)	(2)
Gates, III	Cash incentive
	compensation (4)	236,000	236,000	—	—	—
	Tax gross-up payment	—	—	—	—	—
	Outplacement (6)	11,800	11,800	—	—	—
	401(k) match (7)	—	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	—	—	—
	Stock options and restricted
	stock — accelerated vesting (9)	—	443,723	—	—	—
	Vacation pay (10)	22,692	22,692	22,692	—	—

	Total	$511,943	$1,433,556	$30,942	$8,250	$8,250

(1)	Severance amounts for Messrs. Welch and Beer are calculated by multiplying the sum of each executive’s base salary and target bonus by 2.99. Mr. Welch’s base salary and target bonus are each $520,000 for 2009; Mr. Beer’s base salary and target bonus are each $330,000 for 2009. Mr. Welch’s employment agreement requires one-year notice for termination.

(2)	We provide life insurance for Mr. Gates that pays $500,000 upon his death. There are no other additional benefits in the event of death or disability other than what is provided under our life and disability benefit plans. Life insurance benefits are 2 1/2 times annual salary with a maximum of $200,000 and disability benefits provide for 66 2/3% of salary with a maximum of $10,000 per month.

(3)	Severance amounts for Messrs. Wenzel, Smith and Gates are calculated by multiplying each executive’s base salary by 1.0 for an Involuntary Termination occurring outside of a Change of Control Period and by 2.99 for an Involuntary Termination occurring during a Change of Control Period. The 2009 base salaries for Messrs. Wenzel, Smith and Gates were $256,000, $244,000 and $236,000, respectively.

(4)	These amounts reflect the target bonuses for each executive in 2009 under our Annual Incentive Compensation Plan.

(5)	The tax gross-up payments for Messrs. Welch and Beer were calculated using the assumptions referenced in the narrative above the table.

(6)	The amounts reported for each executive’s outplacement services assume that the maximum amount of 5% of salary was paid.

(7)	Each 401(k) match assumes that we provided the executive with 50% of the maximum amount allowable by the Internal Revenue Code for elective deferred contributions, which was $16,500 for 2009.

(8)	The amounts reported above represent the portion of employee health insurance premiums covered by us in the amount of $908.49 per month multiplied by 6 months.

(9)	The amounts reported above are the combination of the acceleration of both stock options and restricted stock. The stock option portion of this amount is calculated by multiplying the number of shares subject to stock options that are “in-the-money” as of December 31, 2009 (meaning that the stock option exercise price is below the fair market value of a share on the date of exercise) by the difference in the exercise price and the fair market value of a share, which was $18.05 on December 31, 2009. Mr. Beer held 15,000 options with an exercise price of $10.05. The restricted stock portion of the amounts above are calculated by multiplying the number of shares of restricted stock each executive held as of December 31, 2009 by the fair market value of the stock on December 31, 2009, which was $18.05. The number of restricted shares held by each NEO as of December 31, 2009 was as follows:
•	Mr. Welch — 100,000 shares,

•	Mr. Beer — 62,583 shares,

•	Mr. Wenzel — 42,750 shares,

•	Mr. Smith — 45,333 shares, and

•	Mr. Gates — 24,583 shares

(10)	The amounts reported above for vacation pay were calculated by using the officer’s base salary divided by 52 weeks, multiplied by five weeks.
Employment Agreements, Termination of Employment, Severance and Change-of-Control Plans
          Employment Agreements
          On May 19, 2005, we entered into an employment agreement, commencing August 1, 2005, with Mr. Kenneth H. Beer. Under the agreement, Mr. Beer received (1) a base salary of $260,000 annually, (2) an award of 20,000 shares of restricted stock whereby one-third of the restrictions lapsed each year over three years, (3) stock options to acquire 30,000 shares of our common stock (vesting 20% per year over five years), and (4) the eligibility to receive additional awards with annual targets of 10,000 shares of restricted stock and stock options for 10,000 shares. The employment agreement does not specifically address severance provisions, but instead provides that Mr. Beer is entitled to receive severance benefits as set forth in our change of control severance plan for officers. The agreement further provided for relocation assistance and/or lodging for a period not to exceed 18 months, and this period of 18 months has now expired. The agreement did not provide for a term.
          On January 12, 2006, we entered into an employment agreement with Mr. David H. Welch, which was superseded by an employment agreement dated December 2, 2008 to comply with Section 409A of the Internal Revenue Code. Under the agreement, upon completion of five consecutive years of employment, which occurred on April 1, 2009, Mr. Welch will not be required to forfeit, at the time of retirement, any unvested stock options or any restricted shares, and these options will continue to vest and the restrictions will continue to lapse without his being an employee of the Company. Additionally, upon termination us, other than for cause, or by Mr. Welch for Good Reason in connection with or within 24 months after a Change of Control, Mr. Welch will receive a lump sum cash severance payment equal to 2.99 times the sum of his annual base salary and any target bonus at the 100% level, along with any earned but unpaid salary and a pro rata bonus opportunity up to the date of termination, plus outplacement services of up to 5% of his base salary. To the extent such payments are subject to any tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), we will pay Mr. Welch an additional amount to offset the Excise Tax. Beginning on December 31, 2008 and on December 31 of each year thereafter, the term of the agreement is automatically extended for one year, such that each December 31 will begin a new three-year term. However, the Board of Directors may give written notice to Mr. Welch that the term of the employment agreement will cease to be so extended, in which event the agreement will terminate on the first anniversary of the date such notice is given.
          On June 28, 2007, we entered into an employment agreement, commencing July 23, 2007, with Mr. Richard L. Smith. Under the agreement, Mr. Smith received (1) a base salary of $230,000 annually, (2) an award of 10,000 shares of restricted stock whereby one-third of the restrictions lapsed each year over three years, (3) the eligibility to receive additional awards with annual targets comparable to market data, then ranging from 8,000 to 10,000 restricted shares, (4) $10,000 in moving expenses, (5) a $5,000 monthly allowance for living expenses for 15 months, which period of 15 months has now expired and (6) five weeks of vacation annually. The employment agreement does not specifically address severance provisions, but instead provides that Mr. Smith shall receive severance benefits as set forth our executive change of control and severance plan. The agreement did not provide for a term.
          Change of Control and Severance Plans
          Our severance and change of control policies are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The executive severance plan provides benefits to ease an employee’s transition due to the unexpected employment termination by us due to ongoing changes in our employment needs. The change of control protection afforded by the plan encourages employees to remain focused on our business in the event of rumored or actual fundamental corporate changes. The compensation committee is responsible for administering these policies and plans.
          We have severance plans currently in effect for (1) the NEO’s and other officers of the Company, and (2) the employees of our Company. The Executive Plan covers the CEO, CFO and other officers of the Company. That plan was amended and restated in December of 2007 to make changes required by Section 409A of the Internal Revenue Code of 1986, as amended, and the plan was again amended and restated effective as of December 31, 2008. The last amendment and restatement of the Executive Plan replaced and superseded our Executive Change In Control Severance Policy that was maintained for certain designated executives (specifically, Messrs. Welch and Beer). Pursuant to Mr. Welch’s employment agreement and/or the Executive Plan, if an officer of the Company (including a NEO) incurs an Involuntary Termination of employment, the officer will receive the following:
•	a base salary up to the date of termination;

•	in the case of Messrs. Welch and Beer, a lump sum severance payment of 2.99 times the sum of (1) the executive’s annual base salary calculated using the higher of the annual salary rate in effect at the time of termination or that in effect on the date of the Change of Control and (2) any target bonus at the one hundred percent level for which the executive is eligible for the fiscal year in which the termination occurs [based on present 2009 salaries and target bonuses, these payments would be $3,109,600 for the CEO, Mr. Welch, and $1,973,400 for the CFO, Mr. Beer];

•	a lump sum amount representing a pro rata share of the bonus opportunity up to the date of termination at the then projected year-end rate of payout, in an amount, if any, as determined by the compensation committee in its sole discretion (which amount will be reduced to the extent of any prorated bonus paid to the executive upon a Change of Control as described below);

•	in the case of Messrs. Wenzel, Smith and Gates and an Involuntary Termination occurring outside a Change of Control Period, a lump sum severance payment in an amount equal to the executive’s annual base salary [based on 2009 present salaries, these payments would be $256,000 for Mr. Wenzel, $244,000 for Mr. Smith, and $236,000 for Mr. Gates];

•	in the case of Messrs. Wenzel, Smith and Gates and an Involuntary Termination occurring during a Change of Control Period, a lump sum severance payment in an amount equal to 2.99 times the executive’s annual base salary [based on 2009 present salaries, these payments would be $765,440 for Mr. Wenzel, $729,560 for Mr. Smith, and $705,640 for Mr. Gates];

•	outplacement services the duration and costs for which are to be determined by the then prevailing practice of the Human Resources Department and, in no event, may exceed a cost to us of 5% of the base annual salary of the executive;

•	in the case of Messrs. Welch and Beer, a Gross-Up Payment in an amount sufficient to provide that the net amount retained by the executive will equal the excise tax charged to the executive as a result of the receipt of any change-of-control payments, provided that if it shall be determined that the executive is entitled to a Gross-Up Payment but the total to be paid does not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the executive such that the receipt of the total would not give rise to any excise tax, then no Gross-Up Payment shall be made and the total payments to the executive in the aggregate shall be reduced to the Reduced Amount; and

•	the continuation of the health benefit coverages for the officer and, where applicable, his eligible dependents for the six-month period following the date of such Involuntary Termination of employment, at a cost to the officer that is equal to the cost for an active employee for similar coverage.
     Upon the occurrence of a Change of Control, the Executive Plan provides that the following benefits will automatically be provided to the Company’s officers (including our NEOs), without regard to whether the officer’s employment with us terminates:
•	unexercised in-the-money stock options will be fully vested and cancelled immediately prior to the Change of Control in exchange for cash equal to the product of the number of our shares issuable upon exercise of the respective stock options times the excess, if any, of the per share cash consideration to be determined by the Board in connection with the Change of Control over the aggregate exercise price under such stock options;

•	all the remaining vesting restrictions with respect to any of our restricted stock awards issued or issuable pursuant to any of our stock incentive plans expire;

•	we will contribute to our 401(k) plan a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) plan for the period from January 1 in the calendar year of the Change of Control through the effective date of the Change of Control, less any matching amounts previously contributed to the 401(k) plan for such period, if any, to be credited to the 401(k) plan participants’ accounts according to the terms of the 401(k) plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Internal Revenue Code for such contribution; and

•	we will pay the executive a pro rata share of the bonus opportunity up to the date of the Change of Control at the then projected year-end rate of payout, in an amount, if any, as determined by the compensation committee in its sole discretion.
          The Executive Plan may not be amended or terminated to adversely affect the benefits or potential rights to benefits for a period of 12 months following amendment or termination. In the event of a Change of Control during the existence of the Executive Plan, the term of the plan is automatically extended for 24 months following the date of such Change of Control.
          The Executive Plan also requires that the executive sign a release within 45 days of an Involuntary Termination in order to receive the applicable payments and benefits for such a termination. The release will state that the compensation committee, the plan’s fiduciaries, our company and our parent corporation, subsidiaries, affiliates, stockholders, partners, officers, directors, employees and agents are released from all causes of action of any kind, including all claims or causes of action that may arise out of that executive’s termination of employment. The execution of the release and the receipt of the benefits provided under the plan will constitute full settlement of all such claims and causes of action relating to the executive’s employment or termination of employment.
Payments Made Upon a Change of Control or Voluntary Termination for Good Reason within a Change of Control Period
          The payments to be made to a NEO upon a Change of Control or voluntary termination for Good Reason within a Change of Control Period are set forth immediately above under “Change of Control and Severance Plans.”

Payments Made Upon Termination
          Regardless of the manner in which a NEO’s employment terminates, he is entitled to receive amounts earned during his employment. These amounts include:
•	non-equity compensation earned during the fiscal year;

•	amounts contributed pursuant to our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) Plan.
Payments Made Upon Retirement
          Except for our 401(k) Plan and Deferred Compensation Plan, we do not have any retirement plan or pension plan for any officers or other employees. An employee who retires during the calendar year is entitled to participate in our matching contributions for the 401(k) Plan. We will contribute to the 401(k) Plan a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) Plan for the calendar year, less any matching amounts previously contributed to the 401(k) Plan for such period, if any, to be credited to the 401(k) Plan participants’ accounts according to the terms of the 401(k) Plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Internal Revenue Code for such contribution.
Payments Made Upon Death or Disability
          In the event of the death or disability of a NEO, in addition to the benefits listed under the headings “Payments Made Upon Termination” above, the NEO will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. An employee who dies or becomes disabled during the calendar year is entitled to participate in our matching contributions for the 401(k) Plan. We will contribute to the 401(k) Plan a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) Plan for the calendar year, less any matching amounts previously contributed to the 401(k) Plan for such period, if any, to be credited to the 401(k) Plan participants’ accounts according to the terms of the 401(k) Plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Internal Revenue Code for such contribution. There is also a life insurance policy in the face amount of $500,000 that provides payment to the estate of Mr. Gates in the event of his death.

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information regarding the shares of our common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plan Information as of December 31, 2009
Number of securities
	Number of		remaining available
	securities to be	Weighted-	for future issuance
	issued upon	average exercise	under equity
	exercise of	price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in column
	and rights	and rights	(a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	495,283	$39.61	1,383,755
Equity compensation plans not approved by security holders (1)	—	—	—

Total	495,283	$39.61	1,383,755

(1)	No equity compensation plans have been adopted without approval by security holders.
DIRECTOR COMPENSATION
General
     The following table discloses the cash, equity awards and other compensation earned, paid or awarded, to each of our directors during 2009. A description of the fees and other awards payable to our directors is set forth below under “Retainers, Fees and Equity Compensation.”

DIRECTOR SUMMARY COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2009
	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name (1)	($)	($) (2)	($) (3)	($)
Robert A. Bernhard	$60,250	$37,950	$10,000	$108,200

George R. Christmas	67,500	37,950	2,500	107,950

B.J. Duplantis	68,250	37,950	10,000	116,200

Peter D. Kinnear	41,250	37,950	—	79,200

John P. Laborde	63,750	37,950	—	101,700

Richard A. Pattarozzi	120,250	37,950	9,400	167,600

Donald E. Powell	60,250	37,950	10,000	108,200

Kay G. Priestly	76,750	37,950	—	114,700

David R. Voelker	61,750	37,950	10,000	109,700

(1)	David H. Welch is not included in this table as he is an officer and thus receives no compensation for his service as a director. The compensation received by Mr. Welch is shown in the Summary Compensation Table.

(2)	The values shown in this column reflect the aggregate grant date fair value of restricted stock awards granted in 2009, computed in accordance with FASB ASC Topic 718. The value ultimately received by the director may or may not be equal to the values reflected above. See Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a complete description of the valuation, including the assumptions used. During 2009, each of Messrs. Bernhard, Christmas, Duplantis,

Kinnear, Laborde, Pattarozzi, Powell and Voelker and Ms. Priestly received a grant of 5,000 shares of restricted stock with forfeiture restrictions lapsing in one year. The number of shares of restricted stock held by our non-employee directors at December 31, 2009 was 6,600 shares for each of Messrs. Bernhard, Christmas, Duplantis, Laborde, Pattarozzi and Voelker and Ms. Priestly, 6,067 shares for Mr. Kinnear and 7,134 shares for Mr. Powell.

(3)	The values shown in this column consisted solely of matching charitable contributions of up $10,000 in the aggregate per calendar year per director to qualified charitable organizations. In 2009, the total matching contributions by our company for all directors was $51,900 (Blythedale Children’s Hospital, Marine Corps Heritage Foundation, Aquia Episcopal Church, The National World War II Museum, University of Illinois Foundation, The Good Shepherd School, St. Bede Academy, Legacy Donor Foundation, Father Allen Scholarship Fund, Inner City Impact, Texas A&M, Insight of Living, Prison Fellowship and Holy Cross School).
Retainers, Fees and Equity Compensation
     Pursuant to our 2009 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), the Board determines in its discretion each year whether restricted shares or stock options are to be awarded to any of our directors who are not officers or employees of our company or any of its subsidiaries (“nonemployee directors”). Historically, awards of stock options or restricted shares to nonemployee directors have been granted effective as of the date of the annual meeting of stockholders each year. In 2009, the Board awarded each nonemployee director 5,000 restricted shares to fully vest in one year. Upon the occurrence of a Corporate Change (as defined in the Stock Incentive Plan) or termination of the nonemployee director’s membership on the Board by reason of death or disability, each option will be exercisable in full and forfeiture restrictions on restricted shares will lapse.
     Each nonemployee director is also reimbursed for expenses incurred in attending meetings of the Board and committees thereof.
     Beginning January 1, 2009, each Nonemployee Director has been paid an annual retainer or stipend of $55,000, paid on a quarterly basis, in lieu of fees based on the number of meetings attended. Additionally, the following individuals receive an additional annual retainer, also paid on a quarterly basis: the non-executive chairman of the board receives $60,000, the audit committee chairperson receives $15,000, the compensation committee chairman receives $10,000, the nominating and governance committee chairman receives $9,000, and the reserves committee chairman receives $5,000. The Board has also reserved the right, in its sole discretion, to provide additional compensation at a rate of not more than $1,500 per additional meeting to nonemployee directors who attend more than five meetings of the Board or more than five meetings of each committee on which he or she serves during a calendar year. The Board did not exercise this right in 2009. The Board has not yet made any changes in director fees for 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures
     Pursuant to the Audit Committee Charter, the audit committee adopts policies and procedures governing the review, approval or ratification of transactions with related persons that are reportable under Item 404(a) of Regulation S-K, and reviews for approval or ratification all transactions with related persons reportable under Item 404(a) of Regulation S-K in accordance with such policies and procedures. In accordance with such policies and procedures, each officer and director of the Company must complete a directors and officers questionnaire each year that solicits information concerning transactions with related persons. Additionally, each quarter, the nominating and governance committee asks each director whether any issues have arisen concerning independence, transactions with related persons or conflicts of interest. To the extent that a transaction or a possible transaction with a related person exists, the audit committee determines whether the transaction should be permitted and makes its recommendation to the Board for approval.
     The Nominating & Governance Committee Charter provides that the nominating & governance committee periodically reviews all transactions (each, a “Related Person Transaction”) that would require disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission and makes a recommendation to the Board regarding the initial authorization or ratification of any such transaction. In the event that the Board considers ratification of a Related Person Transaction and determines not to so ratify, management makes all reasonable efforts to cancel or annul such transaction. All authorized or ratified Related Person Transactions are disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In determining whether or not to recommend the initial approval or ratification of a Related Person Transaction, the nominating & governance committee considers all of the relevant facts and circumstances available to the committee, including (if applicable) but not limited to: (1) whether there is an appropriate business justification for the transaction; (2) the benefits that accrue to the Company as a result of the transaction; (3) the terms available to unrelated third parties entering into similar transactions; (4) the impact of the transaction on a director’s independence (in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer); (5) the availability of other sources for comparable products or services; (6) whether it is a single transaction or a series of ongoing, related transactions; and (7) whether entering into the transaction would be consistent with the Company’s Code of Business Conduct and Ethics.
Related Party Transactions
     There are no Related Party Transactions to report.

AUDIT COMMITTEE REPORT
     The audit committee’s principal functions are to (1) annually review and reassess the adequacy of its charter; (2) review the engagement of an independent registered public accounting firm, including the firm’s qualifications and independence; (3) review with management and the independent registered public accounting firm our annual and quarterly financial statements; (4) review with management our major financial risk exposures; (5) review changes to our significant auditing and accounting principles and practices; (6) consult with the independent registered public accounting firm regarding the firm’s internal quality-control procedures and the procedures for our financial reporting processes; (7) review the significant reports prepared by the internal auditor; and (8) assist the Board in monitoring compliance with legal and regulatory requirements.
     The Board has determined that each of the members of the audit committee satisfy the standards of independence established under the SEC’s rules and regulations and listing standards of the NYSE. The Board has further determined that each of the members of the audit committee is financially literate and is an “audit committee financial expert” as defined by the rules and regulations of the SEC.
     In connection with our consolidated financial statements for the year ended December 31, 2009, the audit committee has:
•	reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with management;

•	approved the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

•	discussed with our independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Ernst & Young LLP its independence from the Company and its management.
     Based on the review and discussions with our management and independent registered public accounting firm, as set forth above, the audit committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.
Audit Committee,
Kay G. Priestly — Chairman
Robert A. Bernhard
Peter D. Kinnear
Donald E. Powell
David R. Voelker

ITEM II:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     Pursuant to the recommendation of the audit committee, the Board appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2010. The Board recommends that stockholders vote for the ratification of this appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Board believes that the change would be in the best interests of the Company and its stockholders. If the stockholders vote against ratification, the Board will reconsider its selection.
     Ernst & Young LLP has served as our independent registered public accounting firm and audited our consolidated financial statements beginning with the fiscal year ended December 31, 2002. The engagement of Ernst & Young LLP has been recommended by the audit committee and approved by the Board annually.
     We are advised that no member of Ernst & Young LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
     Set forth below are the aggregate fees billed by Ernst & Young LLP, the independent registered public accounting firm, for each of the last two fiscal years:

	2009	2008
Audit Fees(1)	$607,590	$647,806
Tax Fees(2)	68,100	126,810

Total	$675,690	$774,616

(1)	Audit Fees represent the aggregate fees billed for professional services provided in connection with the audit of the Company’s financial statements, attestation work in connection with our Sarbanes-Oxley Section 404 internal control compliance, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Tax Fees represent the aggregate fees billed for professional services provided in connection with tax return preparation and tax consulting.
     Our audit committee does not believe that these services have impacted Ernst & Young LLP’s independence. The audit committee has the sole authority to appoint or replace the independent registered public accounting firm (subject, if applicable, to shareholder ratification), and approves all audit engagement fees and terms and all significant non-audit engagements with the independent registered public accounting firm. The audit committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the audit committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The audit committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The audit committee pre-approved all services provided by the independent registered public accounting firm in 2009. The audit committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.
     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the votes of the shares of common stock cast on this Item at the Annual Meeting. In the event the appointment is not ratified, the Board will consider the appointment of a different independent registered public accounting firm.
     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ITEM II TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OTHER MATTERS FOR 2010 ANNUAL MEETING
     The Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the proxy holders.
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
     If any stockholder or third party has a complaint or concern regarding accounting, internal accounting controls or auditing matters at the Company, they should send their complaint in writing to Ms. Priestly, the chairperson of the audit committee at our principal executive offices. If any stockholder or third party has a concern about the Company or otherwise wishes to communicate with the Board, they should send their communication in writing to the Chairman at our principal executive offices. If any stockholder or any other interested party wishes to communicate with a non-management or independent director or with the Presiding Director, the stockholder or interested party should send the communication in writing to Mr. Pattarozzi, the non-executive Chairman of the Board and Presiding Director, at our principal executive offices.
     A stockholder, who wishes to communicate directly with the Board, a committee of the Board or with an individual director, should send the communication to:
Board of Directors or committee name or
Director’s name, as appropriate
Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
     We will forward all stockholder correspondence about the Company directly to the committee or individual director, as appropriate.
     A majority of the independent directors approved our process for collecting and organizing stockholder communications to the Board.
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at our 2011 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934. In accordance with Rule 14a-8, stockholder proposals should be received by our Secretary at Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, not later than December 10, 2010.
     In addition to the requirements of Rule 14a-8, and as more specifically provided in the Company’s Bylaws, in order for nominations of persons for election to the Board or a proposal of any other business to be properly brought before the 2011 Annual Meeting of Stockholders whether or not submitted for inclusion in our proxy statement under the applicable SEC rules, it must be submitted in accordance with our Bylaws and must be received at our principal executive offices no earlier than January 21, 2011 and not later than February 20, 2011. Any such proposal must be an appropriate subject for stockholder action under applicable law and must comply with Article II, Section 13 of our Bylaws and must be submitted in writing and mailed to our Secretary at the address shown above. Detailed information for submitting stockholder proposals is available upon written request to our Secretary at the address listed above.
     Please see “Corporate Governance – Consideration of Director Nominees” for additional information regarding the submission of director nominees by stockholders.

HOUSEHOLDING
     The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” helps to reduce the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
     We are householding proxy materials for stockholders of record in connection with the Annual Meeting unless otherwise notified. We have been notified that certain intermediaries may household proxy materials as well. If you hold your shares of common stock through a broker or bank that has determined to household proxy materials:
•	Only one proxy statement and one Annual Report to Stockholders will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary; and

•	We will promptly deliver you a separate copy of the proxy statement and Annual Report to Stockholders for the 2010 Annual Meeting and for future meetings if you so request by calling us at (337) 237-0410 or by writing to our Secretary at Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508 or you can contact your bank or broker to make a similar request.
     Please contact us or your bank or broker directly if you have questions or wish to revoke your decision to household and thereby receive multiple copies. You should also contact us or your bank or broker if you wish to request delivery of a single copy if you are currently receiving multiple copies. These options are available to you at any time.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET STONE ENERGY http://www.proxyvoting.com/sgy Use the Internet to vote your proxy. CORPORATION Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 69241 FOLD AND DETACH HERE The Board of Directors recommends stockholders vote FOR each of the nominees for director Please mark your votes as and FOR ratification of appointment of the independent registered public accounting firm. indicated in this example X FOR WITHHOLD *EXCEPTIONS ALL FOR ALL FOR AGAINST ABSTAIN Item I. ELECTION OF DIRECTORS Item II. RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC Nominees: ACCOUNTING FIRM, ERNST &YOUNG LLP 01 Robert A. Bernhard 06 Richard A. Pattarozzi 02 George R. Christmas 07 Donald E. Powell 03 B.J. Duplantis 08 Kay G. Priestly 04 Peter D. Kinnear 09 David R. Voelker 05 John P. Laborde 10 David H. Welch (INSTRUCTIONS: To withhold authority to vote for any I PLAN TO ATTEND THE MEETING individual nominee, mark the “Exceptions” box above and If you check the box to the right, an strike through that nominee’s name.) admission card will be sent to you. All as more particularly described in the accompanying Proxy Statement relating to such meeting, receipt of which is hereby acknowledged. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Stone Energy Corporation account online. Access your Stone Energy Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Stone Energy Corporation, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2010 Annual Meeting of Stockholders, the 2009 Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 of Stone Energy Corporation are available at http://bnymellon.mobular.net/bnymellon/sgy FOLD AND DETACH HERE STONE ENERGY CORPORATION PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 21, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STONE ENERGY CORPORATION The undersigned stockholder of Stone Energy Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Richard A. Pattarozzi, David H. Welch and B. J. Duplantis, and each of them, attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Stone Energy Corporation common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Stone Energy Corporation, on May 21, 2010 at 10:00 a.m., Central Time, in New Orleans, Louisiana, or at any adjournment or postponement thereof, upon the matters set forth below and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please vote, date and sign this proxy card on the reverse side and return promptly in the enclosed envelope or submit your proxy by following the telephone or Internet voting instructions provided on the reverse side. This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR Items I and II, and as the proxies deem appropriate on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournment or postponement thereof. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 69241